Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

October 24, 2014

by and among

ACCESS MIDSTREAM PARTNERS, L.P.,

ACCESS MIDSTREAM PARTNERS GP, L.L.C.,

VHMS LLC,

WILLIAMS PARTNERS L.P.,

and

WILLIAMS PARTNERS GP LLC

i

(Continued)

(Continued)

(Continued)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 24, 2014 (the “Execution Date”), is entered into by and among Access Midstream Partners, L.P., a Delaware limited partnership (“ACMP”), Access Midstream Partners GP, L.L.C., a Delaware limited liability company and the general partner of ACMP (“ACMP General Partner”), VHMS LLC, a Delaware limited liability company and a direct wholly owned subsidiary of ACMP (“Merger Sub”), Williams Partners L.P., a Delaware limited partnership (“WPZ”), and Williams Partners GP LLC, a Delaware limited liability company and the general partner of WPZ (“WPZ General Partner”).

WITNESSETH:

WHEREAS, ACMP and WPZ, and ACMP General Partner and WPZ General Partner, desire to combine their businesses on the terms and conditions set forth in this Agreement;

WHEREAS, ACMP and WPZ have required, as a condition to their willingness to enter into this Agreement, that Williams Gas Pipeline Company, LLC, a Delaware limited liability company (“WGP”), simultaneously herewith enters into a Support Agreement, dated as of the Execution Date (the “Support Agreement”), pursuant to which, among other things, WGP agrees to support the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions provided for in the Support Agreement;

WHEREAS, the WPZ Conflicts Committee (as defined below), by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of WPZ and the Holders (as defined below) of WPZ Common Units (as defined below) who are not Williams Parties (as defined below), (b) approved this Agreement and the transactions contemplated hereby, including the Merger (as defined below) (the foregoing constituting WPZ Special Approval (as defined below)) and (c) resolved to approve, and to recommend to the WPZ Board (as defined below) the approval of, this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, upon the receipt of the recommendation of the WPZ Conflicts Committee, at a meeting duly called and held, the WPZ Board (a) approved this Agreement and the transactions contemplated hereby, including the Merger (as defined below); and (b) directed that this Agreement be submitted to a vote of the Holders of WPZ Units by written consent pursuant to Section 13.11 of the WPZ Partnership Agreement (as defined below);

WHEREAS, the ACMP Conflicts Committee (as defined below), by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of ACMP and the Holders of ACMP Units (as defined below) who are not Williams Parties, (b) approved this Agreement and the transactions contemplated hereby, including the Transaction Documents and the transactions contemplated thereby on the terms set forth therein (the foregoing constituting ACMP Special Approval (as defined below)) and (c) resolved to approve, and to recommend to the ACMP Board (as defined below) the approval of, this Agreement and the consummation of the transactions contemplated hereby, including the Transaction Documents and the transactions contemplated thereby on the terms set forth therein;

WHEREAS, upon the receipt of the recommendation of the ACMP Conflicts Committee, at a meeting duly called and held, the ACMP Board approved this Agreement and the transactions contemplated hereby, including the Transaction Documents and the transactions contemplated thereby on the terms set forth therein;

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“ACMP” has the meaning set forth in the Preamble.

“ACMP 10-K/A” has the meaning set forth in Section 4.6(a).

“ACMP Amendment Vote” has the meaning set forth in Section 4.2.

“ACMP Associated Employees” has the meaning set forth in Section 4.14(a).

“ACMP Benefit Plan” means each Employee Benefit Plan (i) that is or within the past six years was, sponsored, maintained or contributed to by any ACMP Group Entity, (ii) with respect to which any ACMP Group Entity has or would reasonably be expected to have any liability (whether actual or contingent, direct or indirect), or (iii) in which any ACMP Associated Employee participates or is eligible to participate. For purposes of this Agreement, the term “ACMP Benefit Plan” shall not include any Employee Benefit Plan maintained or contributed to by any member of the WPZ Aggregated Group (other than the ACMP Group Entities) or in which any WPZ Associated Employee participates or is eligible to participate.

“ACMP Board” means the Board of Directors of ACMP General Partner.

“ACMP Class B Units” means the “Convertible Class B Units”, as defined in the ACMP Partnership Agreement.

“ACMP Common Units” means the “Common Units”, as defined in the ACMP Partnership Agreement.

“ACMP Conflicts Committee” means the Conflicts Committee (as defined in the ACMP Partnership Agreement) of the ACMP Board.

“ACMP Disclosure Letter” means the disclosure letter prepared by ACMP and delivered to WPZ concurrently herewith.

“ACMP D&O Indemnified Parties” means (a) any Person (together with such Person’s heirs, executors and administrators) who is not an employee of Williams or its wholly-owned

Subsidiaries and is or was, or at any time prior to the Effective Time becomes, an officer or director of any ACMP Group Entity and (b) any Person (together with such Person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Effective Time serves, at the request of any ACMP Group Entity as an officer, director, member, partner, agent, fiduciary or trustee of another Person; provided that a Person shall not be an ACMP D&O Indemnified Party by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“ACMP Financial Statements” has the meaning set forth in Section 4.6(a).

“ACMP General Partner” has the meaning set forth in the Preamble.

“ACMP General Partner Interest” means the “General Partner Interest,” as defined in the ACMP Partnership Agreement.

“ACMP General Partner Long-Term Incentive Plan” means the Access Midstream Long-Term Incentive Plan, as amended effective as of July 1, 2014.

“ACMP GP LLC Agreement” means the Sixth Amended and Restated Limited Liability Company Agreement of ACMP General Partner, dated as of July 1, 2014, as the same may be amended from time to time after the Execution Date.

“ACMP Group Entities” means the ACMP Parties and the ACMP Subsidiaries.

“ACMP Incentive Distribution Right” means an “Incentive Distribution Right,” as defined in the ACMP Partnership Agreement.

“ACMP Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the ACMP Group Entities, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been an ACMP Material Adverse Effect: (a) changes, effects, events or occurrences affecting the natural gas gathering, processing, treating, transportation and storage industries generally and NGL marketing industry generally (including any change in the prices of natural gas, NGL or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable Law), (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debt, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of this Agreement or the transactions contemplated hereby, (e) changes in any Laws applicable to ACMP or any of its Subsidiaries or in accounting regulations or principles or the interpretation thereof that materially affects this Agreement or the transactions contemplated hereby, or (f) the ACMP Parties taking any action required or contemplated by this Agreement; provided that, in the case of clauses (a), (b), (c) and (e) the impact on the ACMP Group Entities is not materially disproportionate to the impact on similarly situated parties, or (ii) the ability of any of the ACMP Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“ACMP Material Contract” shall have the meaning ascribed to such term in Section 4.13(a).

“ACMP Material Contracts List” shall have the meaning ascribed to such term in Section 4.13(a).

“ACMP Partially Owned Entities” means the Partially Owned Entities of ACMP.

“ACMP Parties” means ACMP, ACMP General Partner, and Merger Sub.

“ACMP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of ACMP, dated as of August 3, 2010, as amended as of July 24, 2012 and December 20, 2012, and as further amended from time to time after the Execution Date in accordance with this Agreement.

“ACMP Partnership Agreement Amendment” means Amendment No. 3 to the ACMP Partnership Agreement, substantially in the form of Exhibit B.

“ACMP Q2 10-Q” has the meaning set forth in Section 4.6(a).

“ACMP SEC Reports” has the meaning set forth in Section 4.5(a).

“ACMP Special Approval” means “Special Approval,” as defined in the ACMP Partnership Agreement.

“ACMP Subsidiaries” means the entities that are partially or wholly owned, directly or indirectly, by ACMP.

“ACMP Units” means the ACMP Common Units and the ACMP Class B Units, collectively.

“Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein; provided, however, that prior to the Closing (i) with respect to the ACMP Group Entities, the term “Affiliate” shall exclude each of the WPZ Group Entities and, except for purposes of Section 4.16, Williams and each of the Williams Subsidiaries (other than the ACMP Group Entities), and (ii) with respect to the WPZ Group Entities, the term “Affiliate” shall exclude each of the ACMP Group Entities and, except for purposes of Section 3.16, Williams and each of the Williams Subsidiaries (other than the WPZ Group Entities).

“Affiliated Unitholder Consideration” has the meaning set forth in Section 2.1(c)(i)(B).

“Agreement” has the meaning set forth in the Preamble.

“AMV” means Access Midstream Ventures, L.L.C., a Delaware limited liability company and the sole member of the ACMP General Partner.

“Book-Entry WPZ Common Units” has the meaning set forth in Section 2.1(c)(ii).

“Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Certificate of Merger” has the meaning set forth in Section 2.1(b)(i).

“Certificate of GP Merger” has the meaning set forth in Section 2.1(b)(ii).

“Closing” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 2.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 5.2.

“Consent Statement/Prospectus” has the meaning set forth in Section 5.3(a).

“D&O Insurance” has the meaning set forth in Section 5.9(b).

“Delaware Courts” has the meaning set forth in Section 8.2.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Effective Time” has the meaning set forth in Section 2.1(b)(i).

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and any equity-based purchase, option, change-in-control, collective bargaining, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, employment, severance and other employee benefit or fringe benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, maintained by, sponsored by or contributed to, or obligated to be contributed to, the entity in question or with respect to which the entity in question has any obligation or liability, whether secondary, contingent or otherwise.

“Environmental Laws” means, without limitation, the following laws, in effect as of the Closing Date, as amended: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air

Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act; (xii) the Occupational Safety and Health Act; and (xiii) all laws, statutes, rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Entities with jurisdiction in the premises and any other federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of human health, safety or the environment, including but not limited to the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Execution Date” has the meaning set forth in the Preamble.

“Fractional Unit Payment” has the meaning set forth in Section 2.1(e).

“GAAP” has the meaning set forth in Section 1.2.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation or formation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, unanimous equityholder agreement or declaration or other similar governing documents of such Person.

“Governmental Entity” means any federal, state, tribal, provincial, municipal, foreign or other government, governmental court, department, commission, board, bureau, regulatory or administrative agency or instrumentality.

“GP Merger” means the merger of WPZ General Partner with and into ACMP General Partner, with ACMP General Partner as the sole surviving entity.

“GP Merger Effective Time” has the meaning set forth in Section 2.1(b)(ii).

“Hazardous Material” means any substance, whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (v) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

“Holders” means, when used with reference to the ACMP Units or the WPZ Units, the holders of such units shown from time to time in the registers maintained by or on behalf of ACMP or WPZ, respectively.

“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade styles or dress, mask works, copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical and business information, and confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action relating to any of the foregoing.

“Knowledge” as used in this Agreement with respect to a party hereto, means the actual knowledge of that party’s designated personnel, after reasonable inquiry. The designated personnel for the ACMP Parties are set forth on Schedule A-1 hereto. The designated personnel for the WPZ Parties are set forth on Schedule A-2 hereto.

“Laws” means all statutes, regulations, codes, tariffs, ordinances, decisions, administrative interpretations, writs, injunctions, stipulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NYSE).

“Letter of Transmittal” has the meaning set forth in Section 2.2(b).

“Liens” means any mortgage, restriction (including restrictions on transfer), deed of trust, lien, security interest, preemptive right, option, right of first offer or refusal, lease or sublease, claim, pledge, conditional sales contract, charge, encroachment or encumbrance.

“Merger” means the merger of Merger Sub with and into WPZ, with WPZ as the sole surviving entity.

“Merger Consideration” means, as applicable, the Public Unitholder Consideration or the Affiliated Unitholder Consideration.

“Merger Sub” has the meaning set forth in the Preamble.

“New General Partner” means a Delaware limited liability company to be formed in accordance with Section 2.1(h).

“NGL” means natural gas liquids.

“Notice” has the meaning set forth in Section 8.1.

“NYSE” means the New York Stock Exchange.

“Orders” has the meaning set forth in Section 3.8(a).

“Partially Owned Entity” means, with respect to a specified Person, an entity that is directly or indirectly owned in part by such specified Person, but is not directly or indirectly wholly owned by such specified Person.

“Party Group” means the WPZ Parties, on the one hand, and the ACMP Parties, on the other hand. A reference to a Party Group is a reference to each of the members of such Party Group.

“Permits” shall have the meaning ascribed to such term in Section 3.12(a).

“Permitted Lien” means all: (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the assets of the ACMP Group Entities or WPZ Group Entities, as applicable, subject thereto; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) title defects or Liens (other than those constituting Liens for the payment of indebtedness), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use or occupancy of the assets of the ACMP Group Entities or WPZ Group Entities, as applicable, taken as a whole; (iv) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty; and (v) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the businesses of the ACMP Group Entities or WPZ Group Entities, as applicable.

“Person” means an individual, partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity or Governmental Entity.

“Pre-Merger Unit Split” has the meaning set forth in Section 5.14.

“Proceedings” has the meaning set forth in Section 3.8(a).

“Public Unitholder Consideration” has the meaning set forth in Section 2.1(c)(i)(A).

“Registration Statement” has the meaning set forth in Section 3.24.

“Rights” shall mean, with respect to any Person, subscriptions, options, restricted units, equity appreciation rights, profits interests or other equity-based interests, warrants, calls, convertible or exchangeable securities, rights, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights, commitments or agreements of any character providing for the issuance of any partnership interests, voting securities or equity interests of such Person, including any representing the right to purchase or otherwise receive any of the foregoing or any securities convertible into or exchangeable or exercisable for such partnership interests, voting securities or equity interests.

“Rights-of-Way” has the meaning set forth in Section 3.7(b).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiaries” means, when used with reference to ACMP or WPZ, the ACMP Subsidiaries or the WPZ Subsidiaries, respectively.

“Support Agreement” has the meaning set forth in the Recitals.

“Surrender” means, when used with reference to a WPZ Unit, the proper delivery of a WPZ Certificate (or lost certificate affidavit as contemplated by Section 2.2(b)) or the proper completion, with respect to a Book-Entry WPZ Common Unit, of all procedures necessary, in either case, to effect the transfer of such WPZ Unit in accordance with the terms of the Letter of Transmittal or such other procedures as may be reasonably established by the Exchange Agent.

“Surviving WPZ Partnership Agreement” has the meaning set forth in Section 2.1(d).

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Termination Date” has the meaning set forth in Section 7.2(a).

“Transaction Documents” means, collectively, this Agreement, the Support Agreement and the ACMP Partnership Agreement Amendment, including all exhibits, annexes and schedules thereto.

“WGP” has the meaning set forth in the Recitals.

“Williams” means The Williams Companies, Inc., a Delaware corporation.

“Williams Parties” means Williams, WGP and the Williams Subsidiaries, other than ACMP, the ACMP Subsidiaries, WPZ and the WPZ Subsidiaries.

“Williams Subsidiaries” means, with respect to Williams and WGP, any other entity of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by Williams or WGP, as applicable.

“WPZ” has the meaning set forth in the Preamble.

“WPZ 8-K” has the meaning set forth in Section 3.6(a).

“WPZ Associated Employees” has the meaning set forth in Section 3.14(a).

“WPZ Aggregated Group” has the meaning set forth in Section 3.14(d).

“WPZ Benefit Plan” means each Employee Benefit Plan (i) that is or within the past six years was, sponsored, maintained or contributed to by any WPZ Group Entity, (ii) with respect to which any WPZ Group Entity has or would reasonably be expected to have any liability (whether actual or contingent, direct or indirect), or (iii) in which any WPZ Associated Employee participates or is eligible to participate. For purposes of this Agreement, the term “WPZ Benefit Plan” shall not include any Employee Benefit Plan maintained or contributed to by any member of the WPZ Aggregated Group (other than the WPZ Group Entities or any such Employee Benefit Plan in which any WPZ Associated Employee participates or is eligible to participate) or in which any ACMP Associated Employee participates or is eligible to participate.

“WPZ Board” means the Board of Directors of WPZ General Partner.

“WPZ Certificate” has the meaning set forth in Section 2.1(c)(ii).

“WPZ Class D Units” means the “Class D Units,” as defined in the WPZ Partnership Agreement.

“WPZ Common Units” means the “Common Units,” as defined in the WPZ Partnership Agreement.

“WPZ Conflicts Committee” means the Conflicts Committee (as defined in the WPZ Partnership Agreement) of the WPZ Board.

“WPZ D&O Indemnified Parties” means (a) any Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the Effective Time becomes, an officer or director of any WPZ Group Entity and (b) any Person (together with such Person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Effective Time serves, at the request of any WPZ Group Entity as an officer, director, member, partner, agent, fiduciary or trustee of another Person; provided that a Person shall not be a WPZ D&O Indemnified Party by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“WPZ Disclosure Letter” means the disclosure letter prepared by WPZ and delivered to ACMP concurrently herewith.

“WPZ Financial Statements” has the meaning set forth in Section 3.6(a).

“WPZ General Partner” has the meaning set forth in the Preamble.

“WPZ General Partner Interest” means the “General Partner Interest,” as defined in the WPZ Partnership Agreement.

“WPZ General Partner Units” means the “General Partner Units” as defined in the WPZ Partnership Agreement.

“WPZ GP Director Compensation Policy” means the Director Compensation Policy of WPZ General Partner, adopted on November 29, 2005, as revised on August 27, 2013.

“WPZ GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of WPZ General Partner, dated as of August 23, 2005.

“WPZ GP Long-Term Incentive Plan” means the Long-Term Incentive Plan of WPZ General Partner, dated as of August 23, 2005, as amended on November 28, 2006 and December 2, 2008.

“WPZ Group Entities” means the WPZ Parties and the WPZ Subsidiaries.

“WPZ Incentive Distribution Right” means an “Incentive Distribution Right,” as defined in the WPZ Partnership Agreement.

“WPZ Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the WPZ Group Entities, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a WPZ Material Adverse Effect: (a) changes, effects, events or occurrences affecting the natural gas gathering, processing, treating, transportation and storage industries generally and NGL marketing industry generally (including any change in the prices of natural gas, NGL or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable Law), (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debit, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of this Agreement or the transactions contemplated hereby, (e) changes in any Laws applicable to WPZ or any of its Subsidiaries or in accounting regulations or principles or the interpretation thereof that materially affects this Agreement or the transactions contemplated hereby, or (f) the WPZ Parties taking any action required or contemplated by this Agreement; provided that, in the case of clauses (a), (b), (c) and (e) the impact on the WPZ Group Entities is not materially disproportionate to the impact on similarly situated parties, or (ii) the ability of either of the WPZ Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“WPZ Material Contract” shall have the meaning ascribed to such term in Section 3.13(a).

“WPZ Material Contracts List” shall have the meaning ascribed to such term in Section 3.13(a).

“WPZ Partially Owned Entities” means the Partially Owned Entities of WPZ.

“WPZ Parties” means WPZ and WPZ General Partner.

“WPZ Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of WPZ, dated as of August 23, 2005, as amended as of August 7, 2006, August 23, 2006, December 13, 2006, April 15, 2008, April 16, 2009, February 17, 2010, November 17, 2010, April 27, 2012, November 5, 2012, October 25, 2013, and February 28, 2014, and as further amended from time to time after the Execution Date in accordance with this Agreement.

“WPZ Q2 10-Q” has the meaning set forth in Section 3.6(a).

“WPZ SEC Reports” has the meaning set forth in Section 3.5(a).

“WPZ Special Approval” means “Special Approval,” as defined in the WPZ Partnership Agreement.

“WPZ Subsidiaries” means the entities that are partially or wholly owned, directly or indirectly, by WPZ.

“WPZ Units” means the WPZ Common Units and the WPZ Class D Units.

“WPZ Vote” has the meaning set forth in Section 3.2.

“Written Consent” means approval of this Agreement and the transactions contemplated hereby, including the Merger, by written consent without a meeting in accordance with Section 14.3 of the WPZ Partnership Agreement of the holders of WPZ Units constituting a Unit Majority (as defined in the WPZ Partnership Agreement).

SECTION 1.2 Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the WPZ Disclosure Letter and the ACMP Disclosure Letter) and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”). In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party’s permitted successors and assigns. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties hereto that this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

ARTICLE II

MERGER

SECTION 2.1 Closing of the Merger and the GP Merger.

(a) Closing Date. Subject to the satisfaction or waiver of the conditions (other than those conditions that are not legally permitted to be waived) to closing set forth in Article VI, the closing (the “Closing”) of the Merger, the GP Merger, and the transactions contemplated by this Section 2.1 shall be held at the offices of Gibson, Dunn & Crutcher LLP at 1801 California Street, Denver, Colorado 80202 on the next Business Day following the satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of all of the conditions set forth in Article VI (other than conditions that would normally be satisfied on the Closing Date, but subject to satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of those conditions) commencing at 9:00 a.m., local time, or such other place, date and time as may be mutually agreed upon in writing by the parties hereto. The “Closing Date,” as referred to herein, shall mean the date on which the Closing actually occurs.

(b) Mergers. (i) Concurrently with or as soon as practicable following the Closing, a certificate of merger effecting the Merger (the “Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware, duly executed in accordance with the relevant provisions of DRULPA and DLLCA, as applicable (the date and time of such filing (or, if agreed by the parties hereto, such later time and date as may be expressed therein as the effective date and time of the Merger) being the “Effective Time”). Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into WPZ, the separate existence of Merger Sub shall cease, and WPZ shall continue as the surviving limited partnership in the Merger.

(ii) Concurrently with or as soon as practicable following the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, a certificate of merger effecting the GP Merger (the “Certificate of GP Merger”) shall be filed with the Secretary of State of the State of Delaware, duly executed in accordance with the relevant provisions of DLLCA (the date and time of such filing (or, if agreed by the parties hereto, such later time and date as may be expressed therein as the effective date and time of the GP Merger) being the “GP Merger Effective Time”). The parties hereto shall take all actions such that the GP Merger Effective Time shall be the same date and time as the Effective Time. Subject to the terms and conditions of this Agreement, at the GP Merger Effective Time, WPZ General Partner shall merge with and into ACMP General Partner, the separate existence of WPZ General Partner shall cease, and ACMP General Partner shall continue as the surviving limited liability company in the GP Merger.

(c) Effect of the Merger on Equity Securities. Subject in each case to Sections 2.1(e) and 2.1(f), at the Effective Time, by virtue of the Merger and without any action on the part of ACMP, ACMP General Partner, Merger Sub, WPZ, WPZ General Partner, any Holder of WPZ Units, any Holder of ACMP Units, or any other Person:

(i) (A) Conversion of Public WPZ Common Units. Each of the WPZ Common Units, other than the WPZ Common Units held directly or indirectly by the Williams Parties, outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.86672 ACMP Common Units (such number of ACMP Common Units, the “Public Unitholder Consideration”).

(B) Conversion of WPZ Common Units Held by the Williams Parties. Each of the WPZ Common Units held directly or indirectly by any of the Williams Parties and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.80036 ACMP Common Units (such number of ACMP Common Units, the “Affiliated Unitholder Consideration”).

(ii) Each WPZ Common Unit converted into the right to receive the Merger Consideration pursuant to this Section 2.1(c) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each Holder of WPZ Common Units immediately prior to the Effective Time shall thereafter cease to be a limited partner of WPZ or have any rights with respect to such WPZ Common Units, except the right to be admitted to ACMP as a limited partner of ACMP and receive the Public

Unitholder Consideration or the Affiliated Unitholder Consideration, as applicable, and any distributions to which Holders of WPZ Common Units become entitled all in accordance with this Article II upon the Surrender of (A) a certificate that immediately prior to the Effective Time represented WPZ Common Units (a “WPZ Certificate”) or (B) uncertificated WPZ Common Units represented by book-entry (“Book-Entry WPZ Common Units”), together with such properly completed and duly executed Letter of Transmittal and such other documents in accordance with Section 2.2.

(iii) The WPZ Incentive Distribution Rights outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist without consideration therefor and without any further action by any Person.

(iv) The WPZ General Partner Interest outstanding immediately prior to the Effective Time shall be converted into the right to receive ACMP General Partner Interests such that, immediately following consummation of the GP Merger, and assuming exchange of all the WPZ Common Units pursuant to Section 2.2, ACMP General Partner’s ACMP General Partner Interest shall represent a 2% Percentage Interest (as defined in the ACMP Partnership Agreement). In connection therewith, ACMP General Partner shall receive a right to any capital account in WPZ associated with the WPZ General Partner Interest immediately prior to the Merger.

(v) Each outstanding limited liability company interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into WPZ common units, which shall constitute in the aggregate 100% of the aggregate partnership interest (as defined in the DRULPA) of all limited partners in WPZ.

(vi) ACMP’s partnership interests issued and outstanding immediately prior to the Effective Time shall be unchanged and remain outstanding and each limited partner and general partner admitted to ACMP immediately prior to the Effective Time shall continue as a limited partner and general partner, as applicable.

(d) Other Effects of the Merger. The Merger shall be conducted in accordance with and shall have the effects set forth in this Agreement and the applicable provisions of DRULPA and DLLCA. At the Effective Time, (i) the certificate of limited partnership of WPZ shall continue as the certificate of limited partnership of the surviving entity in the Merger, (ii) the WPZ Partnership Agreement shall be amended and restated to read in its entirety as set forth in Exhibit A hereto (the “Surviving WPZ Partnership Agreement”), and, as so amended and restated, shall continue in effect until thereafter changed or amended as provided therein or by applicable Law and in each case consistent with the obligations set forth in Section 5.9(a), (iii) pursuant to the Surviving WPZ Partnership Agreement, New General Partner shall be admitted as the sole general partner of WPZ with a 0% non-economic general partner interest in WPZ and WPZ General Partner shall simultaneously cease to be a general partner of WPZ, (iv) ACMP shall be admitted to WPZ as the sole limited partner of WPZ and all limited partners of WPZ immediately prior to the Merger shall simultaneously cease to be limited partners of WPZ, (v) each of ACMP and New General Partner shall be bound by the Surviving WPZ Partnership Agreement upon execution and delivery thereof by New General

Partner and ACMP, (vi) WPZ shall continue without dissolution, and (vii) the books and records of WPZ shall be revised to reflect the foregoing. ACMP General Partner consents to the admission to ACMP as a limited partner of ACMP of each Holder of WPZ Common Units who is issued ACMP Common Units in exchange for such Holder’s WPZ Common Units in accordance with this Article II upon the proper Surrender of a WPZ Certificate or Book-Entry WPZ Common Units. Upon such Surrender of a WPZ Certificate (or upon a waiver of the requirement to Surrender a WPZ Certificate granted by ACMP General Partner in its sole discretion) or Book-Entry WPZ Common Units, the recording of the name of such Person as a limited partner of ACMP (and as the Record Holder (as such term is defined in the ACMP Partnership Agreement) of such ACMP Common Units) on the books and records of ACMP and its Transfer Agent (as such term is defined in the ACMP Partnership Agreement), and the issuance of ACMP Common Units to such Person in accordance with Section 2.1, such Person shall automatically be admitted to ACMP as a limited partner of ACMP and be bound by the ACMP Partnership Agreement as such in accordance with Section 10.1(b) of the ACMP Partnership Agreement. By its Surrender of a WPZ Certificate or Book-Entry WPZ Common Units, or by its acceptance of ACMP Common Units, a former Holder of WPZ Common Units confirms its agreement to be bound by all of the terms and conditions of the ACMP Partnership Agreement, including any power of attorney granted therein.

(e) Fractional Units. Notwithstanding any other provision of this Agreement, (i) no certificates or scrip representing fractional ACMP Common Units shall be issued in the Merger, and such fractional units will not entitle the owner thereof to vote or to any rights as a unitholder of ACMP and (ii) each registered Holder of WPZ Common Units exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional ACMP Common Unit (after taking into account all WPZ Common Units held by such Holder immediately prior to the Effective Time) shall receive, in lieu thereof, from ACMP in exchange for such fractional unit, an amount (a “Fractional Unit Payment”) in cash (payable in dollars, without interest) equal to the product of (A) such fraction, multiplied by (B) the average of the closing price of ACMP Common Units as reported on the NYSE Composite Transactions Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing) over the five trading day period ending on the third trading day immediately preceding the Effective Time.

(f) Certain Adjustments. If between the Execution Date and the Effective Time, whether or not permitted pursuant to the terms of this Agreement, the number of outstanding WPZ Common Units, WPZ Class D Units, ACMP Class B Units or ACMP Common Units shall be changed into a different number of units or other securities (including any different class or series of securities) by reason of any dividend or distribution payable in partnership interests, voting securities, equity interests or Rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction (other than the conversion of WPZ Class D Units into WPZ Common Units or the Pre-Merger Unit Split), or any such transaction shall be authorized, declared or agreed upon with a record date at or prior to the Effective Time, then the Public Unitholder Consideration, the Affiliated Unitholder Consideration, and any other similarly dependent items shall be appropriately adjusted to reflect fully the effect of such transaction and to provide to WPZ, Merger Sub and the Holders of WPZ Common Units the same economic effect as contemplated by this Agreement prior to such event, and thereafter, all references in this Agreement to the

Public Unitholder Consideration, the Affiliated Unitholder Consideration, and any other similarly dependent items shall be references to the Public Unitholder Consideration, the Affiliated Unitholder Consideration, and any other similarly dependent items as so adjusted; provided, however, that nothing in this Section 2.1(f) shall be deemed to permit or authorize any party hereto to effect any such dividend or distribution (other than the Pre-Merger Unit Split) payable in equity securities or Rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction, or the authorization, declaration or agreement to do such transaction that it is not otherwise authorized or permitted to be undertaken pursuant to this Agreement.

(g) Effect of the GP Merger. By virtue of the GP Merger and without any action on the part of WPZ General Partner, ACMP General Partner, or their respective members, or any other Person: (i) all outstanding limited liability company interests of WPZ General Partner issued and outstanding immediately prior to the GP Merger Effective Time shall be canceled and cease to exist, and no former member of WPZ General Partner, in its capacity as such, shall have any membership or other interest in the surviving limited liability company of the GP Merger, (ii) all outstanding limited liability company interests of ACMP General Partner issued and outstanding immediately prior to the GP Merger Effective Time shall not be affected and shall remain issued and outstanding as the limited liability company interests of the surviving limited liability company in the GP Merger, and (iii) AMV shall continue as the sole member of ACMP General Partner following the GP Merger Effective Time. The ACMP GP LLC Agreement as in effect immediately prior to the Execution Date shall be the limited liability company agreement of the surviving limited liability company in the GP Merger until thereafter amended in accordance with its terms and as provided by applicable Law, and the certificate of formation of ACMP General Partner shall be the certificate of formation of the surviving limited liability company in the GP Merger.

(h) New General Partner. At or prior to the Effective Time, ACMP shall cause New General Partner to be formed as a Subsidiary of ACMP, and ACMP shall, and shall cause New General Partner to, execute and deliver the Surviving WPZ Partnership Agreement.

(j) ACMP Capital Contribution. The parties hereto acknowledge and agree that, upon the consummation of the Merger and the GP Merger, the conversion of the WPZ General Partner Interest into ACMP General Partner Interest pursuant to Section 2.1(c)(iv), and the cancellation of the capital account of WPZ General Partner in WPZ, (i) ACMP General Partner shall be deemed to have made an additional Capital Contribution (as defined in the ACMP Partnership Agreement) to ACMP in an amount equal to the amount of the capital account of WPZ General Partner in WPZ immediately prior to the Merger, which shall be sufficient to increase its Percentage Interest (as defined in the ACMP Partnership Agreement) to 2%, and (ii) the Notional General Partner Units (as defined in the ACMP Partnership Agreement) shall be increased proportionally to reflect such increase in ACMP General Partner’s Percentage Interest (as defined in the ACMP Partnership Agreement).

SECTION 2.2 Exchange of WPZ Common Units.

(a) Exchange Agent. Prior to the mailing of the Consent Statement/Prospectus, ACMP shall appoint Computershare Trust Company, N.A. to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration and any Fractional Unit Payment. Promptly after the Effective Time, ACMP shall (i) deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the Holders of WPZ Common Units, an amount of cash sufficient to effect the delivery of the estimated aggregate Fractional Unit Payment (the “Exchange Fund”), (ii) reserve with the Exchange Agent the ACMP Common Units to be issued pursuant to Section 2.1(c)(i), and (iii) authorize the Exchange Agent to exchange ACMP Common Units in accordance with this Section 2.2. ACMP shall deposit with the Exchange Agent any additional funds in excess of the Exchange Fund as and when necessary to pay any Fractional Unit Payment and other amounts required to be paid under this Agreement. ACMP shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process. Any ACMP Common Units, or fraction thereof, and any remaining amount of the Exchange Fund or other funds deposited shall be returned to ACMP after the earlier to occur of (x) payment in full of all amounts due to the Holders of WPZ Common Units, to the holder of the WPZ General Partner Interest (and its successor) or to the Exchange Agent and (y) the expiration of the period specified in Section 2.2(e).

(b) Exchange Procedures. Promptly after the Effective Time, ACMP shall cause the Exchange Agent to mail to each Holder, as of the Effective Time, of WPZ Common Units a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the WPZ Certificates shall pass, only upon proper delivery of the WPZ Certificates to the Exchange Agent or, in the case of Book-Entry WPZ Common Units, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall have such other provisions as may be necessary for the Holders of WPZ Common Units to be admitted to ACMP as limited partners of ACMP and which shall be in such form and have such other provisions as ACMP General Partner may reasonably specify) and instructions for effecting the Surrender of such WPZ Certificates or Book-Entry WPZ Common Units in exchange for, as applicable, whole ACMP Common Units, any distributions payable pursuant to Section 2.2(c) and any Fractional Unit Payment. Subject to Section 2.2(c), upon Surrender to the Exchange Agent of such WPZ Certificates or Book-Entry WPZ Common Units, together with such properly completed and duly executed Letter of Transmittal and such other documents as may reasonably be required by the Exchange Agent, the Holder of a WPZ Certificate or Book-Entry WPZ Common Units shall be entitled to receive in exchange therefor, as applicable, (i) that number of whole ACMP Common Units (which shall be in uncertificated book-entry form unless a physical certificate is requested) to which such Holder is entitled pursuant to Section 2.1(c)(i), (ii) the Fractional Unit Payment, if any, payable in lieu of any fractional ACMP Common Unit otherwise issuable, and (iii) any distributions payable pursuant to Section 2.2(c) to which such Holder is entitled. The instructions for effecting the Surrender of WPZ Certificates shall set forth procedures that must be taken by the Holder of any WPZ Certificate that has been lost, destroyed or stolen; it shall be a condition to the right of such Holder to receive the Merger Consideration, the Fractional Unit Payment, if any, and any distributions payable pursuant to Section 2.2(c) that the Exchange Agent shall have received, along with the Letter of Transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify ACMP, signed exactly as the name or names of the registered Holder or Holders of WPZ Common Units appeared on the books of WPZ immediately prior to the Effective Time, together with a customary bond and such other documents, in each case, as ACMP may reasonably require in connection therewith. After the Effective Time, there shall be no further transfer on the records of WPZ or its transfer agent of WPZ Certificates or Book-Entry

WPZ Common Units; and if such WPZ Certificates or Book-Entry WPZ Common Units are presented to WPZ or its transfer agent for transfer, they shall be canceled against delivery of the appropriate Merger Consideration, any Fractional Unit Payment and any distributions payable pursuant to Section 2.2(c) as hereinabove provided. Until Surrendered as contemplated by this Section 2.2(b), each WPZ Certificate or Book-Entry WPZ Common Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such Surrender the appropriate Merger Consideration, together with any distributions payable pursuant to Section 2.2(c), and Fractional Unit Payment as contemplated by this Section 2.2. No interest will be paid or will accrue on any Fractional Unit Payment or any distributions payable pursuant to Section 2.2(c).

(c) Distributions with Respect to Unexchanged WPZ Common Units. No distributions with respect to ACMP Common Units with a record date after the Effective Time shall be paid to the Holder of any WPZ Certificate or Book-Entry WPZ Common Units not Surrendered with respect to ACMP Common Units issuable in respect thereof until the Surrender of such WPZ Certificate or Book-Entry WPZ Common Units in accordance with this Section 2.2. Subject to the effect of applicable Laws, there shall be paid to the Holder of each WPZ Certificate or Book-Entry WPZ Common Units, without interest, (i) at the time of Surrender of such WPZ Certificate or Book-Entry WPZ Common Units, the amount of distributions previously paid with respect to the whole ACMP Common Units issuable with respect to such WPZ Certificate or Book-Entry WPZ Common Units that have a record date after the Effective Time and a payment date on or prior to the time of Surrender and (ii) at the appropriate payment date, the amount of distributions payable with respect to such whole ACMP Common Units with a record date after the Effective Time and prior to such Surrender and a payment date subsequent to such Surrender.

(d) No Further Ownership Rights in WPZ Common Units. All Merger Consideration issued upon the Surrender for exchange of WPZ Certificates or Book-Entry WPZ Common Units in accordance with the terms of this Article II (including any Fractional Unit Payment) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the WPZ Common Units heretofore represented by such WPZ Certificates or Book-Entry WPZ Common Units (including all rights to common units arrearages), subject, however, to ACMP’s obligation, with respect to WPZ Common Units outstanding immediately prior to the Effective Time, to pay any distributions with a record date prior to the Effective Time that may have been declared or made by WPZ on such WPZ Common Units in accordance with the terms of this Agreement on or prior to the Effective Time and that remain unpaid at the Closing Date.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Holders of the WPZ Certificates or Book-Entry WPZ Common Units for twelve months after the Closing Date shall be delivered to ACMP, upon demand, and any Holders of the WPZ Certificates or Book-Entry WPZ Common Units who have not theretofore complied with this Section 2.2 shall thereafter look only to ACMP and only as general creditors thereof for payment of their claim for the Merger Consideration, any Fractional Unit Payment and any distributions with respect to WPZ Common Units or ACMP Common Units to which such Holders may be entitled.

(f) No Liability. To the extent permitted by applicable Law, none of ACMP, ACMP General Partner, WPZ, WPZ General Partner or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration, distribution or Fractional Unit Payment properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any WPZ Certificates or Book-Entry WPZ Common Units shall not have been Surrendered immediately prior to such date on which any Merger Consideration, any Fractional Unit Payment or any distributions with respect to WPZ Common Units or ACMP Common Units in respect of such WPZ Certificate or Book-Entry WPZ Common Units would escheat to or become the property of any Governmental Entity, any such units, cash, or distributions in respect of such WPZ Certificates or Book-Entry WPZ Common Units shall, to the extent permitted by applicable Law, become the property of ACMP, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Withholding Rights. ACMP, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, without duplication, such amounts, which may include ACMP Common Units, as ACMP, Merger Sub or the Exchange Agent reasonably deems to be required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by ACMP, Merger Sub or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by ACMP, Merger Sub or the Exchange Agent, as the case may be.

(h) No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger, the GP Merger, or the other transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE WPZ PARTIES

Except (i) as set forth in a section of the WPZ Disclosure Letter corresponding to the applicable section of this Article III to which such disclosure applies (provided that any information set forth in one section of the WPZ Disclosure Letter shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face) or (ii) as disclosed in the WPZ SEC Reports (excluding any disclosures set forth in such WPZ SEC Report under the heading “Risk Factors” or in any section related to forward-looking statements) filed on or after January 1, 2013 and prior to the Execution Date (without giving effect to any amendment to any such SEC Report filed on or after the Execution Date), the WPZ Parties hereby represent and warrant, jointly and severally, to the ACMP Parties that:

SECTION 3.1 Organization and Existence.

(a) Each of the WPZ Parties is a limited partnership or limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership or limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Each of the WPZ Subsidiaries (other than any of the WPZ Parties) is an entity duly organized or formed, as applicable, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c) Each of the WPZ Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a WPZ Material Adverse Effect.

(d) WPZ has made available to ACMP true and complete copies of the Governing Documents of each WPZ Party in effect as of the Execution Date. All such Governing Documents are in full force and effect and no WPZ Party is in violation of any provisions thereof.

SECTION 3.2 Authority and Approval. Each of the WPZ Parties has all requisite limited liability company or limited partnership power and authority to execute and deliver this Agreement, and subject to receipt of the WPZ Vote, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by each of the WPZ Parties, and subject to receipt of the WPZ Vote, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the WPZ Parties have been duly authorized and approved by all requisite partnership or limited liability company action on the part of each of the WPZ Parties. At a meeting duly called and held the WPZ Conflicts Committee, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of WPZ and the Holders of WPZ Common Units who are not Williams Parties, (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting WPZ Special Approval), and (c) resolved to approve, and to recommend to the WPZ Board the approval of, this Agreement and the consummation of the transactions contemplated hereby, including the Merger. Upon the receipt of the recommendation of the WPZ Conflicts Committee, at a meeting duly called and held, the WPZ Board (a) approved this Agreement and the transactions contemplated hereby, including the Merger; and (b) directed that this Agreement be submitted to a vote of Holders of WPZ Units by written consent pursuant to Section 13.11 of the WPZ Partnership Agreement. Following such approval, the sole member of WPZ General Partner approved this Agreement and the transactions contemplated hereby, including the GP Merger, by written consent. The adoption of this Agreement by the affirmative vote or consent of the Holders of at least a Unit Majority (as defined in the WPZ Partnership Agreement) (the “WPZ Vote”) is the only vote of partnership interests in WPZ necessary to approve this Agreement and the Merger. This Agreement has been duly executed and delivered by each of the WPZ Parties and constitutes the valid and legally binding obligation of each of the WPZ Parties, enforceable against each of the WPZ Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity).

SECTION 3.3 No Conflict; Consents.

(a) Subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 3.3(b) and receipt of the WPZ Vote, the execution, delivery and performance of this Agreement by each of the WPZ Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the WPZ Parties; (ii) contravene, conflict with or violate any provision of applicable Laws; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the WPZ Group Entities is a party or by which any of the WPZ Group Entities or any of their assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the WPZ Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a WPZ Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the WPZ Group Entities in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable state or federal securities, takeover and “blue sky” Laws, (B) any filings and approvals required under the rules and regulations of the NYSE, or (C) the filing of the Certificate of Merger and the Certificate of GP Merger with the Delaware Secretary of State, or (iii) for those which would not, individually or in the aggregate, have a WPZ Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

SECTION 3.4 Capitalization; Limited Partner Interests.

(a) As of the Execution Date, the outstanding capitalization of WPZ consists of 439,706,147 WPZ Common Units, 26,475,507 WPZ Class D Units, 9,513,640 WPZ General

Partner Units and the WPZ Incentive Distribution Rights. All of such WPZ Common Units, WPZ Class D Units and WPZ Incentive Distribution Rights and the limited partner interests represented thereby, with respect to the WPZ Common Units and WPZ Class D Units, have been duly authorized and validly issued in accordance with the WPZ Partnership Agreement, and are fully paid (to the extent required under the WPZ Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the WPZ Partnership Agreement). The WPZ General Partner is the sole record owner of the WPZ General Partner Units and such WPZ General Partner Units have been duly authorized and validly issued in accordance with the WPZ Partnership Agreement and represent the entire WPZ General Partner Interest. Except as set forth above in this Section 3.4(a), as of the Execution Date there are not any WPZ Units, partnership interests, voting securities or equity interests of WPZ issued and outstanding or any Rights issued or granted by, or binding upon, WPZ, except as set forth in the WPZ SEC Reports (without giving effect to any amendment to any such SEC Report filed on or after the Execution Date) or the WPZ Partnership Agreement as in effect on the Execution Date, except for awards granted under the WPZ GP Long-Term Incentive Plan, or as expressly contemplated by this Agreement. Except as set forth in the WPZ Partnership Agreement as in effect on the Execution Date, there are no outstanding obligations of WPZ or any WPZ Group Entity to repurchase, redeem or otherwise acquire any WPZ Units or other partnership interests, voting securities or equity interests or any Rights of WPZ or any WPZ Group Entity. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the limited partners of WPZ on any matter.

(b) Section 3.4(b) of the WPZ Disclosure Letter sets forth a true and complete list of the WPZ Subsidiaries as of the Execution Date. As of the Execution Date, all of the outstanding shares of capital stock or other equity or voting interests of each WPZ Subsidiary owned directly or indirectly by the WPZ Parties (i) are owned, beneficially and of record free and clear of all Liens in the percentages set out on Section 3.4(b) of the WPZ Disclosure Letter and (ii) have been duly authorized and are validly issued, fully paid (with respect to WPZ Subsidiaries that are limited liability companies or limited partnerships, to the extent required under the limited liability company agreement or limited partnership agreement of the applicable WPZ Subsidiary) and nonassessable (with respect to WPZ Subsidiaries that are limited liability companies or limited partnerships, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA or by Sections 17-303, 17-403, 17-607 and 17-804 of the DRULPA and the Governing Documents of the applicable entity).

(c) Other than ownership interests in the WPZ Subsidiaries set forth on Section 3.4(b) of the WPZ Disclosure Letter, WPZ does not own beneficially, directly or indirectly, any equity securities or other ownership interests of any Person as of the Execution Date. There are no outstanding Rights issued or granted by, or binding upon, any of the WPZ Subsidiaries as of the Execution Date.

SECTION 3.5 SEC Documents; Internal Controls.

(a) Since January 1, 2012, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K

(whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by WPZ or any WPZ Subsidiary with or to the SEC have been or will be timely filed or furnished (the “WPZ SEC Reports”). Each of the WPZ SEC Reports (i) complied in all material respects with the requirements of applicable Law (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)), and (ii) as of its effective date (in the case of WPZ SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements (x) in any WPZ SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the Execution Date or (y) with respect to information supplied in writing by or on behalf of Williams, as to which WPZ makes no representation or warranty.

(b) No WPZ Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the WPZ SEC Reports. No enforcement action has been initiated against WPZ relating to disclosures contained or omitted from any WPZ SEC Report.

(c) WPZ makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. WPZ has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by WPZ in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. WPZ General Partner’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to WPZ’s auditors and the audit committee of the WPZ Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect WPZ’s ability to record, process, summarize and report financial data and have identified for WPZ’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in WPZ’s internal controls.

(d) Since January 1, 2012, the principal executive officer and principal financial officer of the WPZ General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to Knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the Execution Date, and except as disclosed in a WPZ SEC Report filed with the SEC prior to the Execution Date, none of such entities has any Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

SECTION 3.6 Financial Statements; Undisclosed Liabilities.

(a) WPZ’s Current Report on Form 8-K filed with the SEC on May 19, 2014 (the “WPZ 8-K”) sets forth a true and complete copy of the consolidated audited statements of comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2013 and balance sheets as of December 31, 2013 and 2012 for WPZ, including the notes thereto, and the Quarterly Report on Form 10-Q filed by WPZ with the SEC on July 31, 2014 (the “WPZ Q2 10-Q”) sets forth a true and complete copy of the consolidated unaudited statements of comprehensive income for the six month period ended June 30, 2014, changes in equity for the six month period ended June 30, 2014, and cash flows for the six month period ended June 30, 2014 and balance sheet as of June 30, 2014 for WPZ, including the notes thereto (the referenced financial statements set forth in both the WPZ 8-K and the WPZ Q2 10-Q are collectively referred to as the “WPZ Financial Statements”). The WPZ Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of WPZ as of such dates and the consolidated results of operations and cash flows of WPZ for such periods, except as otherwise noted therein and subject, in the case of the unaudited financial statements, to normal and recurring adjustments and the absence of certain notes that are included in an annual filing. Except as set forth in the WPZ Financial Statements, there are no off-balance sheet arrangements that would, individually or in the aggregate, have a WPZ Material Adverse Effect. WPZ has not had any disagreement with its independent public accounting firm that required disclosure in the WPZ SEC Reports.

(b) There are no liabilities or obligations of WPZ, WPZ General Partner or the WPZ Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency Proceedings, other than (i) liabilities or obligations reflected or reserved against in the WPZ Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2013, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have a WPZ Material Adverse Effect.

SECTION 3.7 Real Property; Rights-of-Way.

(a) Each of the WPZ Group Entities has good, valid and marketable title to all real property, good and valid leasehold interest in each material lease, sublease and other agreement under which the WPZ Group Entities uses or occupies or has the right to use or occupy any material real property and good title to all tangible personal property owned by the WPZ Group Entities that is sufficient for the operation of their respective businesses as presently conducted, free and clear of all Liens (except Permitted Liens), except as would not, individually or in the aggregate, have a WPZ Material Adverse Effect.

(b) Each of the WPZ Group Entities has such consents, easements, rights-of-way, permits and licenses from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct its business in the manner described, and subject to the limitations, qualifications, reservations and encumbrances contained, in any WPZ SEC Report filed on or prior to the Execution Date, except for such Rights-of-Way the absence of which would not, individually or in the aggregate, have a WPZ Material Adverse Effect. Each of the WPZ Group Entities has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not, individually or in the aggregate, have a WPZ Material Adverse Effect.

(c) (i) (A) there are no pending Proceedings to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the assets of the WPZ Group Entities and (B) none of the WPZ Parties have Knowledge of any such threatened Proceeding, which (in the case of clause (A) or (B)), if pursued, would, individually or in the aggregate, have a WPZ Material Adverse Effect, (ii) to the extent located in jurisdictions subject to zoning, the assets of the WPZ Group Entities that are real property (owned or leased) are properly zoned for the existence, occupancy and use of all of the improvements located on the owned and leased real property and on the Rights-of-Way held by any of the WPZ Group Entities, except as would not, individually or in the aggregate, have a WPZ Material Adverse Effect, and (iii) none of such improvements are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, individually or in the aggregate, have a WPZ Material Adverse Effect.

SECTION 3.8 Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have a WPZ Material Adverse Effect:

(a) There are no (i) civil, criminal, regulatory or administrative actions, suits, claims, hearings, arbitrations, inquiries, subpoenas, investigations or proceedings (“Proceedings”) pending or, to the Knowledge of the WPZ Parties, threatened against or affecting the WPZ Group Entities (other than the WPZ Partially Owned Entities), their assets, or any of the operations of the WPZ Group Entities (other than the WPZ Partially Owned Entities) related thereto or (ii) judgments, orders, decrees or injunctions of any Governmental Entity, whether at law or in equity (“Orders”), against or affecting the WPZ Group Entities (other than the WPZ Partially Owned Entities), their assets, or any of the operations of the WPZ Group Entities (other than the WPZ Partially Owned Entities) related thereto.

(b) To the Knowledge of the WPZ Parties, there are no (i) Proceedings pending or threatened against or affecting the WPZ Partially Owned Entities, their assets, or any of the operations of the WPZ Partially Owned Entities related thereto or (ii) Orders against or affecting the WPZ Partially Owned Entities, their assets, or any of the operations of the WPZ Partially Owned Entities related thereto.

(c) None of the WPZ Group Entities (other than the WPZ Partially Owned Entities) and, to the Knowledge of the WPZ Parties, no WPZ Partially Owned Entity (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of each of clause (i) and (ii) for such violations or defaults that would not, individually or in the aggregate, have a WPZ Material Adverse Effect.

SECTION 3.9 No Adverse Changes. Except as described in the WPZ Financial Statements, (x) with respect to any WPZ Partially Owned Entity, to the Knowledge of the WPZ Parties and (y) with respect to any other WPZ Group Entities:

(a) since December 31, 2013, there has not been a WPZ Material Adverse Effect; and

(b) since December 31, 2013, there has not been any material damage, destruction or loss to any material portion of the assets of the WPZ Group Entities, whether or not covered by insurance.

SECTION 3.10 Taxes. Except as would not, individually or in the aggregate, have a WPZ Material Adverse Effect and, only with respect to any WPZ Partially Owned Entity, to the Knowledge of the WPZ Parties, (a) all Tax Returns required to be filed by or with respect to WPZ or any of the WPZ Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates); (b) all Taxes owed by WPZ or any of the WPZ Subsidiaries, which are or have become due, have been timely paid in full; (c) there are no Liens on any of the assets of WPZ or any of the WPZ Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets, other than Permitted Liens; (d) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to WPZ or any of the WPZ Subsidiaries or their assets; (e) each of WPZ or any of the WPZ Subsidiaries that is classified as a partnership for U.S. federal tax purposes has in effect an election under Section 754 of the Code; (f) WPZ is currently (and has been since its formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b); (g) at least 90% of the gross income of WPZ for each taxable year since its formation through and including the current taxable year has been income that is “qualifying income” within the meaning of Section 7704(d) of the Code; and (h) each WPZ Subsidiary is currently (and has been since its respective acquisition by WPZ) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

SECTION 3.11 Environmental Matters. Except as would not, individually or in the aggregate, have a WPZ Material Adverse Effect: (a) the WPZ Group Entities, their assets and their operations relating thereto are in compliance with applicable Environmental Laws; (b) no circumstances exist with respect to the WPZ Group Entities, their assets or their operations relating thereto that give rise to an obligation by the WPZ Group Entities to investigate or remediate the presence or release, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (c) the WPZ Group Entities, their assets or their operations related thereto are not subject to any pending or, to the Knowledge of the WPZ Parties, threatened Proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state Law); (d) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by the WPZ Group Entities, with respect to their assets or their operations relating thereto have been duly obtained or filed and are valid and currently in effect and will be legally usable by the WPZ Group Entities at the time of the Closing; (e) there has been no release of any Hazardous Material into the environment by the WPZ Group Entities, their assets, or their operations relating thereto, except in compliance with applicable Environmental Law; and (f) there has been no exposure of any Person or property to any Hazardous Material in connection with their assets or their operations.

SECTION 3.12 Licenses; Permits.

(a) The WPZ Group Entities have all licenses, franchises, tariffs, grants, easements, variances, exceptions, permits and authorizations (other than environmental permits) issued or granted by Governmental Entities that are necessary for the conduct of their respective businesses as now being conducted or have obtained valid waivers therefrom (collectively, “Permits”), except where the failure to obtain such Permit would not, individually or in the aggregate, have a WPZ Material Adverse Effect.

(b) All Permits are validly held by the WPZ Group Entities and are in full force and effect, except as would not, individually or in the aggregate, have a WPZ Material Adverse Effect.

(c) The WPZ Group Entities have complied with all terms and conditions of the Permits, except as would not, individually or in the aggregate, have a WPZ Material Adverse Effect. No suspension or cancellation of any Permit is pending or, to the Knowledge of the WPZ Parties, threatened, except as would not, individually or in the aggregate, have a WPZ Material Adverse Effect.

(d) The Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have a WPZ Material Adverse Effect.

(e) No Proceeding is pending or, to the Knowledge of the WPZ Parties, threatened with respect to any alleged failure by the WPZ Group Entities to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith.

SECTION 3.13 Contracts.

(a) The document titled “Material Contracts” that was provided to the ACMP Parties as of October 23, 2014, in the virtual data room maintained by WPZ (the “WPZ Material Contracts List”) contains a true and complete listing and, with respect to any WPZ Partially

Owned Entity, a true and complete listing to the Knowledge of the WPZ Parties, of the following contracts and other agreements with respect to their assets or businesses, to which any of the WPZ Group Entities is a party as of the Execution Date (each such contract or agreement being referred to herein as a “WPZ Material Contract”); provided, however, that, for the avoidance of doubt, any WPZ Material Contract filed as an exhibit in the WPZ SEC Reports shall be deemed to be disclosed in the WPZ Material Contracts List for purposes of this Section 3.13:

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any natural gas gathering, processing, treating, transportation, storage, compression, purchase, operating, balancing, interconnection or other agreement or NGL marketing purchase or other agreement (or group of related agreements with the same Person) that involves annual revenues or payments in excess of $100,000,000;

(iii) any agreement (or group of related agreements with the same Person) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000,000 per annum;

(iv) any agreement (or group of related agreements with the same Person) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which is reasonably expected to involve annual consideration in excess of $100,000,000;

(v) any agreement concerning a partnership, joint venture, investment or other arrangement (A) involving a sharing of profits or losses relating to all or any portion of the business of any of the WPZ Group Entities, or (B) requiring any of the WPZ Group Entities to invest funds in or make loans to, or purchase any securities of, another Person, venture or other business enterprise, in each of clauses (A) and (B), that could reasonably be expected to involve amounts in excess of $100,000,000;

(vi) any agreement (or group of related agreements with the same Person) with respect to the creation, incurrence, assumption, or guaranteeing of any indebtedness for borrowed money, the deferred purchase price for real property, or any capitalized lease obligation;

(vii) any agreement that prohibits or otherwise materially limits the ability of any of the WPZ Group Entities to compete in any material respect in any line of business or with any Person or in any material geographic area during any period of time after the Closing;

(viii) any agreement with any of the WPZ Group Entities that individually involves annual revenues or payments in excess of $100,000,000;

(ix) any collective bargaining agreement or other similar agreement with any labor union or organization to which Williams (with respect to any WPZ Associated Employee) or any WPZ Group Entity is subject;

(x) any lease under which a WPZ Group Entity is the lessor or lessee of real property that provides for an annual base rental to or from any of the WPZ Group Entities of more than $100,000,000;

(xi) any easement agreement, right-of-way agreement, license or permit involving an annual payment of more than $100,000,000;

(xii) any agreement that governs the use or development of Intellectual Property (other than off-the-shelf software license agreements);

(xiii) any agreement under which the consequences of a default or termination would have a WPZ Material Adverse Effect; or

(xiv) any other agreement (or group of related agreements with the same Person) not enumerated in this Section 3.13, the performance of which by any party thereto involves consideration in excess of $100,000,000.

(b) Except as would not, individually or in the aggregate, have a WPZ Material Adverse Effect, with respect to each of the WPZ Group Entities (but, with respect to any WPZ Partially Owned Entity, to the Knowledge of the WPZ Parties): (i) each WPZ Material Contract to which such entity is a party is legal, valid and binding on and enforceable against such entity, and in full force and effect; (ii) each WPZ Material Contract to which such entity is a party will continue to be legal, valid and binding on and enforceable against such entity, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) such entity that is a party to each WPZ Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the WPZ Material Contract; and (iv) to the Knowledge of the WPZ Parties, no other party to any WPZ Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any WPZ Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the WPZ Material Contract.

SECTION 3.14 Employees and Employee Benefits.

(a) None of the employees of Williams or its Affiliates who provide exclusive or shared services to the assets or businesses of the WPZ Group Entities (collectively, the “WPZ Associated Employees”) are covered by a collective bargaining agreement or similar agreement or work rules or practices with any labor union, labor organization or employee organization. To the Knowledge of the WPZ Parties, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened. Except as would not, individually or in the aggregate, have a WPZ Material Adverse Effect, there are no facts or circumstances that have resulted or would reasonably be expected to result in a claim on behalf of an individual or a class for unlawful discrimination, unpaid overtime or any other violation of state or federal Laws relating to employment of the WPZ Associated Employees.

(b) Section 3.14(b) of the WPZ Disclosure Letter sets forth a complete and correct list of all material WPZ Benefit Plans. With respect to each WPZ Benefit Plan, the WPZ Parties have made available to the ACMP Parties a true and complete copy, as applicable, of (i) such WPZ Benefit Plan (or, if not written, a written summary of its material terms), (ii) the most recent annual report filed with respect to such WPZ Benefit Plan, if such WPZ Benefit Plan is required to make such a filing, (iii) the most recent summary plan description for such WPZ Benefit Plan if a summary plan description is required by applicable Law for such WPZ Benefit Plan, (iv) the most recently received IRS determination or opinion letter, if any, with respect to such WPZ Benefit Plan if such WPZ Benefit Plan is intended to qualify under Section 401(a) of the Code, and (v) the most recently prepared actuarial report and financial statements, if any, relating to such WPZ Benefit Plan.

(c) Except as would not, individually or in the aggregate, have a WPZ Material Adverse Effect, (i) each WPZ Benefit Plan that is intended to be qualified under Section 401(a) of the Code is and has been so qualified in form, and (ii) each WPZ Benefit Plan is and has been operated and maintained in compliance with its terms and the provisions of all applicable Laws, rules and regulations, including, without limitation, ERISA and the Code.

(d) Section 3.14(d) of the WPZ Disclosure Letter sets forth (i) each WPZ Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code (each, a “Pension Plan”) and (ii) each WPZ Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”). With respect to each Pension Plan that any WPZ Party (or any entity treated as a single employer with any WPZ Party for purposes of Section 414 of the Code or Section 4001(a)(14) of ERISA (the “WPZ Aggregated Group”)) has maintained within the last six years or had any obligation to contribute to within the past six years, (i) except for an event described in Section 4043(c)(3) of ERISA and except for an event that would not, individually or in the aggregate, have a WPZ Material Adverse Effect, there has, during the past six years, been no “reportable event,” as that term is defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, and the transactions contemplated by this Agreement will not result in such a “reportable event” for which a waiver does not apply, (ii) none of the WPZ Group Entities or any member of the WPZ Aggregated Group has incurred any direct or indirect liability under Title IV of ERISA other than liability for premiums to the Pension Benefit Guaranty Corporation that have been timely paid and other than any liabilities for which the WPZ Group Entities have no direct or indirect responsibility or obligation (other than with respect to the WPZ Partnership Agreement), (iii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived that, in either case, would reasonably be expected to give rise to a Lien on any of the assets of the WPZ Group Entities or that would have a WPZ Material Adverse Effect, (iv) except as would not result in a WPZ Material Adverse Effect, no such Pension Plan is in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA, and (v) except as would not result in a WPZ Material Adverse Effect, no notice of intent to terminate any such Pension Plan has been filed with the Pension Benefit Guaranty Corporation, no amendment terminating any such Pension Plan has been adopted and no proceedings to terminate any such Pension Plan have been instituted by the Pension Benefit Guaranty Corporation. No Multiemployer Plan is, or is reasonably expected to be, insolvent or in reorganization, or in “critical” or “endangered” status as defined in Section 432 of the Code or Section 305 of ERISA, and none of the WPZ Group

Entities nor any member of the WPZ Aggregated Group has or may reasonably be expected to incur any withdrawal liability (as defined in Section 4201 of ERISA) with respect to any Multiemployer Plan that would have a WPZ Material Adverse Effect.

(e) Except as would not result in any material liability to the WPZ Group Entities, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any subsequent employment-related event) result in any payment becoming due, result in the acceleration of the time of payment or vesting of any such benefits, result in the incurrence or acceleration of any other obligation related to the WPZ Benefit Plans or to any current or former WPZ Associated Employee.

(f) No action is pending or, to the Knowledge of the WPZ Parties, threatened against, by or on behalf of any WPZ Benefit Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course) that would have a WPZ Material Adverse Effect. No WPZ Benefit Plan and none of the WPZ Parties with respect to any WPZ Benefit Plan is the subject of an audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority, nor is any such audit or investigation pending or, to the Knowledge of the WPZ Parties, threatened that would have a WPZ Material Adverse Effect. None of the assets of any WPZ Group Entity is, or may reasonably be expected to become, the subject of any Lien arising under ERISA or the Code that would have a WPZ Material Adverse Effect.

(g) All costs and liabilities associated with WPZ Associated Employees and any former employees who have provided services with respect to the assets of the WPZ Group Entities have been allocated in good faith among the WPZ Group Entities.

(h) With respect to each WPZ Benefit Plan that is subject to the Laws of any jurisdiction outside of the United States or provides compensation or benefits to any current WPZ Associated Employee who provides services in any jurisdiction outside of the United States (each, a “Foreign Plan”), except as would not, individually or in the aggregate, have a WPZ Material Adverse Effect, such Foreign Plan complies in form and operation, and has been administered in accordance with, its terms and all applicable Laws.

SECTION 3.15 Labor Matters.

(a) There is no labor strike, or other material labor dispute, slowdown or stoppage pending or, to the Knowledge of the WPZ Parties, threatened against the WPZ Group Entities with respect to any WPZ Associated Employee, and the WPZ Group Entities have not experienced any such labor strike or material labor dispute, slowdown or stoppage during the past three years.

(b) With respect to current, former and prospective WPZ Associated Employees, except as would not, individually or in the aggregate, have a WPZ Material Adverse Effect, the WPZ Group Entities and each member of the WPZ Aggregated Group are in compliance with all applicable Laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters.

SECTION 3.16 Transactions with Affiliates. Except (a) as otherwise contemplated in this Agreement, (b) for the Governing Documents of the WPZ Group Entities and their Affiliates, and (c) as set forth in the WPZ Material Contracts List, none of the WPZ Group Entities is party to, and immediately after Closing will be party to, any agreement, contract or arrangement between such WPZ Group Entity, on the one hand, and any of its Affiliates, on the other hand, other than (a) those entered into in the ordinary course of business relating to the provision of natural gas, NGLs, olefins, and/or crude oil gathering, treating, processing, fractionation, cracking, transportation and storage services, as well as marketing services related to such commodities, or for purchases of fuel, system requirements or feedstock, or the purchase and sale of NGLs, olefins or crude oil, in each case, on commercially reasonable terms, and (b) those entered into for purposes of hedging future anticipated purchases or sales of commodities.

SECTION 3.17 Insurance. Except as would not, individually or in the aggregate, have a WPZ Material Adverse Effect, (a) the businesses and assets of the WPZ Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the natural gas gathering, processing, treating, transportation and storage industries and NGL marketing industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the WPZ Parties other than in the ordinary course of business.

SECTION 3.18 Intellectual Property Rights. Each of the WPZ Group Entities owns or has the valid right to use all Intellectual Property necessary for or used in the conduct of its business as currently conducted and as currently proposed to be conducted, and their products and services do not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party, except as would not, individually or in the aggregate, have a WPZ Material Adverse Effect. All Intellectual Property owned by the WPZ Group Entities is free and clear of all Liens (other than Permitted Liens). Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to change the terms and conditions of use of the Intellectual Property or cause or declare, a breach or termination of, or cancellation or reduction in rights of any of the WPZ Group Entities under any contract providing for the license of any Intellectual Property to any of the WPZ Group Entities, except for any such terminations, cancellations or reductions that would not, individually or in the aggregate, have a WPZ Material Adverse Effect. There is no Intellectual Property-related Proceeding, notice or complaint pending or threatened, by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to the businesses, assets or operations of any of the WPZ Group Entities, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation, or violation of any Intellectual Property of any third party, or unfair competition or trade practices by any of the WPZ Group Entities. Except as would not, individually or in the aggregate, have a WPZ Material Adverse Effect, each of the WPZ Group Entities have taken reasonable measures, consistent with industry standards, to protect the confidentiality of all material trade secrets.

SECTION 3.19 Condition of Assets. Except as would not, individually or in the aggregate, have a WPZ Material Adverse Effect, the assets of the WPZ Group Entities have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used.

SECTION 3.20 Investment Company Act. None of the WPZ Group Entities is, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

SECTION 3.21 Brokerage Arrangements. Except for WPZ’s obligations to Robert W. Baird & Co. Incorporated, the fees and expenses of which will be paid by WPZ, none of the WPZ Parties has entered (directly or indirectly) into any agreement with any Person that would obligate the WPZ Parties to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

SECTION 3.22 State Takeover Laws. WPZ has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, any potentially applicable state takeover Laws and any applicable takeover provision of the WPZ Partnership Agreement or other Governing Documents of WPZ.

SECTION 3.23 Opinion of Financial Advisor. The WPZ Conflicts Committee has received the opinion of Robert W. Baird & Co. Incorporated, dated as of the Execution Date, to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Public Unitholder Consideration, including the related exchange ratio, to be received by the Holders of WPZ Common Units who are not Williams Parties in the Merger pursuant to this Agreement is fair, from a financial point of view, to such Holders.

SECTION 3.24 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of WPZ specifically for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by ACMP with respect to the issuance of ACMP Common Units in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, WPZ makes no representation or warranty with respect to information supplied by or on behalf of Williams, ACMP or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 3.25 Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND

AGREEMENTS MADE BY THE WPZ PARTIES IN THIS AGREEMENT, THE WPZ PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THEIR ASSETS INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THEIR ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THEIR ASSETS, (B) THE INCOME TO BE DERIVED FROM THEIR ASSETS, (C) THE SUITABILITY OF THEIR ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THEIR ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THEIR ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, NEITHER THE WPZ PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE WPZ PARTIES, THEIR BUSINESSES OR THEIR ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 3.25 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE WPZ GROUP ENTITIES, THEIR BUSINESSES OR THEIR ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACMP PARTIES

Except (i) as set forth in a section of the ACMP Disclosure Letter corresponding to the applicable section of this Article IV to which such disclosure applies (provided that any information set forth in one section of the ACMP Disclosure Letter shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face) or (ii) as disclosed in the ACMP SEC Reports (excluding any disclosures set forth in such ACMP SEC Report under the heading “Risk Factors” or in any section related to forward-looking statements) filed on or after January 1, 2013 and prior to the Execution Date (without giving effect to any amendment to any such SEC Report filed on or after the Execution Date), the ACMP Parties hereby represent and warrant, jointly and severally, to the WPZ Parties that:

SECTION 4.1 Organization and Existence.

(a) Each of the ACMP Parties is a limited partnership or limited liability company duly formed, validly existing and in good standing under the Laws of the State of

Delaware and has all requisite limited partnership or limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Each of the ACMP Subsidiaries (other than any of the ACMP Parties) is an entity duly organized or formed, as applicable, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c) Each of the ACMP Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have an ACMP Material Adverse Effect.

(d) ACMP has made available to WPZ true and complete copies of the Governing Documents of each ACMP Party in effect as of the Execution Date. All such Governing Documents are in full force and effect and no ACMP Party is in violation of any provisions thereof.

(e) Merger Sub has not conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 4.2 Authority and Approval. Each of the ACMP Parties has all requisite limited liability company or limited partnership power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it, subject, in the case of the ACMP Partnership Agreement Amendment, to receipt of the ACMP Amendment Vote. The execution and delivery of this Agreement by each of the ACMP Parties, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the ACMP Parties have been duly authorized and approved by all requisite partnership or limited liability company action on the part of each of the ACMP Parties, subject, in the case of the ACMP Partnership Agreement Amendment, to receipt of the ACMP Amendment Vote. At a meeting duly called and held, the ACMP Conflicts Committee, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of ACMP and the Holders of ACMP Units who are not Williams Parties, (b) approved this Agreement and the transactions contemplated hereby, including the Transaction Documents and the transactions contemplated thereby on the terms set forth therein (the foregoing constituting ACMP Special Approval), and (c) resolved to approve, and to recommend to the ACMP Board the approval of, this Agreement and the consummation of the transactions contemplated hereby, including the Transaction Documents and the transactions contemplated thereby on the terms set forth therein. Upon the receipt of the recommendation of the ACMP Conflicts Committee, at a meeting duly called and held, the ACMP Board approved this Agreement and the transactions contemplated hereby, including the Transaction Documents and the transactions contemplated thereby on the terms set forth therein.

Prior to such approval, AMV approved this Agreement and the transactions contemplated hereby, including the Merger, the GP Merger and the ACMP Partnership Agreement Amendment. The adoption of the ACMP Partnership Agreement Amendment by the affirmative vote or consent of the Holders of at least a Unit Majority (as defined in the ACMP Partnership Agreement) (the “ACMP Amendment Vote”) is the only vote of partnership interests in ACMP necessary to approve the ACMP Partnership Agreement Amendment. This Agreement has been duly executed and delivered by each of the ACMP Parties and constitutes the valid and legally binding obligation of each of the ACMP Parties, enforceable against each of the ACMP Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity).

SECTION 4.3 No Conflict; Consents.

(a) Subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 4.3(b) and receipt of the ACMP Amendment Vote, the execution, delivery and performance of this Agreement by each of the ACMP Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the ACMP Parties; (ii) contravene, conflict with or violate any provision of applicable Laws; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the ACMP Group Entities is a party or by which any of the ACMP Group Entities or any of their assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the ACMP Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have an ACMP Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the ACMP Group Entities in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable state or federal securities, takeover and “blue sky” Laws, (B) any filings and approvals required under the rules and regulations of the NYSE, or (C) the filing of the Certificate of Merger and the Certificate of GP Merger with the Delaware Secretary of State, or (iii) for those which would not, individually or in the aggregate, have an ACMP Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

SECTION 4.4 Capitalization; Limited Partner Interests.

(a) As of the Execution Date, the outstanding capitalization of ACMP consists of 190,795,199 ACMP Common Units, 12,800,906 ACMP Class B Units, the ACMP General Partner Interest and the ACMP Incentive Distribution Rights. All of such ACMP Common Units, ACMP Class B Units, and ACMP Incentive Distribution Rights and the limited partner interests represented thereby, with respect to the ACMP Common Units and the ACMP Class B Units, have been duly authorized and validly issued in accordance with the ACMP Partnership Agreement, and are fully paid (to the extent required under the ACMP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the ACMP Partnership Agreement). The ACMP General Partner is the sole record owner of the ACMP General Partner Interest and the ACMP General Partner Interest has been duly authorized and validly issued in accordance with the ACMP Partnership Agreement. Except as set forth above in this Section 4.4(a), as of the Execution Date there are not any ACMP Units, partnership interests, voting securities or equity interests of ACMP issued and outstanding or any Rights issued or granted by, or binding upon, ACMP, except as set forth in the ACMP SEC Reports (without giving effect to any amendment to any such SEC Report filed on or after the Execution Date) or the ACMP Partnership Agreement as in effect on the Execution Date, except for awards granted under the ACMP General Partner Long-Term Incentive Plan or the Amended and Restated ACMP General Partner Management Incentive Compensation Plan, or as expressly contemplated by this Agreement. Except as set forth in the ACMP Partnership Agreement as in effect on the Execution Date, there are no outstanding obligations of ACMP or any ACMP Group Entity to repurchase, redeem or otherwise acquire any ACMP Units or other partnership interests, voting securities or equity interests or any Rights of ACMP or any ACMP Group Entity. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the limited partners of ACMP on any matter. The ACMP Common Units to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable (except to the extent such nonassessability may be affected by DRULPA or the provisions of the ACMP Partnership Agreement).

(b) Section 4.4(b) of the ACMP Disclosure Letter sets forth a true and complete list of the ACMP Subsidiaries as of the Execution Date. As of the Execution Date, all of the outstanding shares of capital stock or other equity or voting interests of each ACMP Subsidiary owned directly or indirectly by the ACMP Parties (i) are owned, beneficially and of record free and clear of all Liens in the percentages set out on Section 4.4(b) of the ACMP Disclosure Letter and (ii) have been duly authorized and are validly issued, fully paid (with respect to ACMP Subsidiaries that are limited liability companies or limited partnerships, to the extent required under the limited liability company agreement or limited partnership agreement of the applicable ACMP Subsidiary) and nonassessable (with respect to ACMP Subsidiaries that are limited liability companies or limited partnerships, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA or by Sections 17-303, 17-403, 17-607 and 17-804 of the DRULPA and the Governing Documents of the applicable entity).

(c) Other than ownership interests in the ACMP Subsidiaries set forth on Section 4.4(b) of the ACMP Disclosure Letter or as otherwise set forth on Section 4.4(c) of the ACMP Disclosure Letter, ACMP does not own beneficially, directly or indirectly, any equity securities or other ownership interests of any Person as of the Execution Date. There are no outstanding Rights issued or granted by, or binding upon, any of the ACMP Subsidiaries as of the Execution Date.

SECTION 4.5 SEC Documents; Internal Controls.

(a) Since January 1, 2012, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by ACMP or any ACMP Subsidiary with or to the SEC have been or will be timely filed or furnished (the “ACMP SEC Reports”). Each of the ACMP SEC Reports (i) complied in all material respects with the requirements of applicable Law (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act), and (ii) as of its effective date (in the case of ACMP SEC Reports that are registration statements filed pursuant to the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements (x) in any ACMP SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the Execution Date or (y) with respect to information supplied in writing by or on behalf of Williams, as to which ACMP makes no representation or warranty.

(b) No ACMP Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the ACMP SEC Reports. No enforcement action has been initiated against ACMP relating to disclosures contained or omitted from any ACMP SEC Report.

(c) ACMP makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. ACMP has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by ACMP in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. ACMP General Partner’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to ACMP’s auditors and the audit committee of the ACMP Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect ACMP’s ability to record, process, summarize and report financial data and have identified for ACMP’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in ACMP’s internal controls.

(d) Since January 1, 2012, the principal executive officer and principal financial officer of the ACMP General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to Knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the Execution Date, and except as disclosed in an ACMP SEC Report filed with the SEC prior to the Execution Date, none of such entities has any Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

SECTION 4.6 Financial Statements; Undisclosed Liabilities.

(a) ACMP’s Annual Report on Form 10-K/A filed with the SEC on March 3, 2014 (the “ACMP 10-K/A”) sets forth a true and complete copy of the consolidated audited statements of operations, changes in partners’ capital, and cash flows for each of the three years in the period ended December 31, 2013 and balance sheets as of December 31, 2013 and 2012 for ACMP, including the notes thereto, and the Quarterly Report on Form 10-Q filed by ACMP with the SEC on July 30, 2014 (the “ACMP Q2 10-Q”) sets forth a true and complete copy of the consolidated unaudited statements of operations, changes in partners’ capital, and cash flows for the six month period ended June 30, 2014 and balance sheet as of June 30, 2014 for ACMP, including the notes thereto (the referenced financial statements set forth in both the ACMP 10-K/A and the ACMP Q2 10-Q are collectively referred to as the “ACMP Financial Statements”). The ACMP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of ACMP as of such dates and the consolidated results of operations and cash flows of ACMP for such periods, except as otherwise noted therein and subject, in the case of the unaudited financial statements, to normal and recurring adjustments and the absence of certain notes that are included in an annual filing. Except as set forth in the ACMP Financial Statements, there are no off-balance sheet arrangements that would, individually or in the aggregate, have an ACMP Material Adverse Effect. ACMP has not had any disagreement with its independent public accounting firm that required disclosure in the ACMP SEC Reports.

(b) There are no liabilities or obligations of ACMP, ACMP General Partner or the ACMP Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency Proceedings, other than (i) liabilities or obligations reflected or reserved against in the ACMP Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2013, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have an ACMP Material Adverse Effect.

SECTION 4.7 Real Property; Rights-of-Way.

(a) Each of the ACMP Group Entities has good, valid and marketable title to all real property, good and valid leasehold interest in each material lease, sublease and other agreement under which the ACMP Group Entities uses or occupies or has the right to use or occupy any material real property and good title to all tangible personal property owned by the ACMP Group Entities that is sufficient for the operation of their respective businesses as presently conducted, free and clear of all Liens (except Permitted Liens), except as would not, individually or in the aggregate, have an ACMP Material Adverse Effect.

(b) Each of the ACMP Group Entities has such Rights-of-Way as are sufficient to conduct its business in the manner described, and subject to the limitations, qualifications, reservations and encumbrances contained, in any ACMP SEC Report filed on or prior to the Execution Date, except for such Rights-of-Way the absence of which would not, individually or in the aggregate, have an ACMP Material Adverse Effect. Each of the ACMP Group Entities has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not, individually or in the aggregate, have an ACMP Material Adverse Effect.

(c) (i) (A) there are no pending Proceedings to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the assets of the ACMP Group Entities and (B) none of the ACMP Parties have Knowledge of any such threatened Proceeding, which (in the case of clause (A) or (B)), if pursued, would, individually or in the aggregate, have an ACMP Material Adverse Effect, (ii) to the extent located in jurisdictions subject to zoning, the assets of the ACMP Group Entities that are real property (owned or leased) are properly zoned for the existence, occupancy and use of all of the improvements located on the owned and leased real property and on the Rights-of-Way held by any of the ACMP Group Entities, except as would not, individually or in the aggregate, have an ACMP Material Adverse Effect, and (iii) none of such improvements are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, individually or in the aggregate, have an ACMP Material Adverse Effect.

SECTION 4.8 Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have an ACMP Material Adverse Effect:

(a) There are no (i) Proceedings pending or, to the Knowledge of the ACMP Parties, threatened against or affecting the ACMP Group Entities (other than the ACMP Partially Owned Entities), their assets, or any of the operations of the ACMP Group Entities (other than the ACMP Partially Owned Entities) related thereto or (ii) Orders against or affecting the ACMP Group Entities (other than the ACMP Partially Owned Entities), their assets, or any of the operations of the ACMP Group Entities (other than the ACMP Partially Owned Entities) related thereto.

(b) To the Knowledge of the ACMP Parties, there are no (i) Proceedings pending or threatened against or affecting the ACMP Partially Owned Entities, their assets, or any of the operations of the ACMP Partially Owned Entities related thereto or (ii) Orders against or affecting the ACMP Partially Owned Entities, their assets, or any of the operations of the ACMP Partially Owned Entities related thereto.

(c) None of the ACMP Group Entities (other than the ACMP Partially Owned Entities) and, to the Knowledge of the ACMP Parties, no ACMP Partially Owned Entity (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of each of clause (i) and (ii) for such violations or defaults that would not, individually or in the aggregate, have an ACMP Material Adverse Effect.

SECTION 4.9 No Adverse Changes. Except as described in the ACMP Financial Statements, (x) with respect to any ACMP Partially Owned Entity, to the Knowledge of the ACMP Parties and (y) with respect to any other ACMP Group Entities:

(a) since December 31, 2013, there has not been an ACMP Material Adverse Effect; and

(b) since December 31, 2013, there has not been any material damage, destruction or loss to any material portion of the assets of the ACMP Group Entities, whether or not covered by insurance.

SECTION 4.10 Taxes. Except as would not, individually or in the aggregate, have an ACMP Material Adverse Effect and, only with respect to any ACMP Partially Owned Entity, to the Knowledge of the ACMP Parties, (a) all Tax Returns required to be filed by or with respect to ACMP or any of the ACMP Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates); (b) all Taxes owed by ACMP or any of the ACMP Subsidiaries, which are or have become due, have been timely paid in full; (c) there are no Liens on any of the assets of ACMP or any of the ACMP Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets, other than Permitted Liens; (d) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to ACMP or any of the ACMP Subsidiaries or their assets; (e) each of ACMP or any of the ACMP Subsidiaries that is classified as a partnership for U.S. federal tax purposes has in effect an election under Section 754 of the Code; (f) ACMP is currently (and has been since its formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b); (g) at least 90% of the gross income of ACMP for each taxable year since its formation through and including the current taxable year has been income that is “qualifying income” within the meaning of Section 7704(d) of the Code; and (h) except for ACMP Finance Corporation, each ACMP Subsidiary is currently (and has been since its acquisition by ACMP) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

SECTION 4.11 Environmental Matters. Except as would not, individually or in the aggregate, have an ACMP Material Adverse Effect: (a) the ACMP Group Entities, their assets and their operations relating thereto are in compliance with applicable Environmental Laws; (b) no circumstances exist with respect to the ACMP Group Entities, their assets or their operations relating thereto that give rise to an obligation by the ACMP Group Entities to investigate or remediate the presence or release, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (c) the ACMP Group Entities, their assets or their operations related thereto are not subject to any pending or, to the Knowledge of the ACMP Parties, threatened Proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state Law); (d) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by the ACMP Group Entities, with respect to their assets or their operations relating thereto have been duly obtained or filed and are valid and currently in effect and will be legally usable by the ACMP Group Entities at the time of the Closing; (e) there has been no release of any Hazardous Material into the environment by the ACMP Group Entities, their assets, or their operations relating thereto, except in compliance with applicable Environmental Law; and (f) there has been no exposure of any Person or property to any Hazardous Material in connection with their assets or their operations.

SECTION 4.12 Licenses; Permits.

(a) The ACMP Group Entities have all Permits, except where the failure to obtain such Permit would not, individually or in the aggregate, have an ACMP Material Adverse Effect.

(b) All Permits are validly held by the ACMP Group Entities and are in full force and effect, except as would not, individually or in the aggregate, have an ACMP Material Adverse Effect.

(c) The ACMP Group Entities have complied with all terms and conditions of the Permits, except as would not, individually or in the aggregate, have an ACMP Material Adverse Effect. No suspension or cancellation of any Permit is pending or, to the Knowledge of the ACMP Parties, threatened, except as would not, individually or in the aggregate, have an ACMP Material Adverse Effect.

(d) The Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have an ACMP Material Adverse Effect.

(e) No Proceeding is pending or, to the Knowledge of the ACMP Parties, threatened with respect to any alleged failure by the ACMP Group Entities to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith.

SECTION 4.13 Contracts.

(a) The document titled “Material Contracts” that was provided to the WPZ Parties as of October 23, 2014, in the virtual data room maintained by ACMP (the “ACMP Material Contracts List”) contains a true and complete listing and, with respect to any ACMP Partially Owned Entity, a true and complete listing to the Knowledge of the ACMP Parties, of the following contracts and other agreements with respect to their assets or businesses, to which any of the ACMP Group Entities is a party as of the Execution Date (each such contract or agreement being referred to herein as a “ACMP Material Contract”); provided, however, that, for the avoidance of doubt, any ACMP Material Contract filed as an exhibit in the ACMP SEC Reports shall be deemed to be disclosed in the ACMP Material Contracts List for purposes of this Section 4.13:

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any natural gas gathering, processing, treating, transportation, storage, compression, purchase, operating, balancing, interconnection or other agreement or NGL marketing purchase or other agreement (or group of related agreements with the same Person) that involves annual revenues or payments in excess of $100,000,000;

(iii) any agreement (or group of related agreements with the same Person) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000,000 per annum;

(iv) any agreement (or group of related agreements with the same Person) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which is reasonably expected to involve annual consideration in excess of $100,000,000;

(v) any agreement concerning a partnership, joint venture, investment or other arrangement (A) involving a sharing of profits or losses relating to all or any portion of the business of any of the ACMP Group Entities, or (B) requiring any of the ACMP Group Entities to invest funds in or make loans to, or purchase any securities of, another Person, venture or other business enterprise, in each of clauses (A) and (B), that could reasonably be expected to involve amounts in excess of $100,000,000;

(vi) any agreement (or group of related agreements with the same Person) with respect to the creation, incurrence, assumption, or guaranteeing of any indebtedness for borrowed money, the deferred purchase price for real property, or any capitalized lease obligation;

(vii) any agreement that prohibits or otherwise materially limits the ability of any of the ACMP Group Entities to compete in any material respect in any line of business or with any Person or in any material geographic area during any period of time after the Closing;

(viii) any agreement with any of the ACMP Group Entities that individually involves annual revenues or payments in excess of $100,000,000;

(ix) any collective bargaining agreement or other similar agreement with any labor union or organization to which any ACMP Group Entity is subject;

(x) any lease under which an ACMP Group Entity is the lessor or lessee of real property that provides for an annual base rental to or from any of the ACMP Group Entities of more than $100,000,000;

(xi) any easement agreement, right-of-way agreement, license or permit involving an annual payment of more than $100,000,000;

(xii) any agreement that governs the use or development of Intellectual Property (other than off-the-shelf software license agreements);

(xiii) any agreement under which the consequences of a default or termination would have an ACMP Material Adverse Effect; or

(xiv) any other agreement (or group of related agreements with the same Person) not enumerated in this Section 4.13, the performance of which by any party thereto involves consideration in excess of $100,000,000.

(b) Except as would not, individually or in the aggregate, have an ACMP Material Adverse Effect, with respect to each of the ACMP Group Entities (but, with respect to any ACMP Partially Owned Entity, to the Knowledge of the ACMP Parties): (i) each ACMP Material Contract to which such entity is a party is legal, valid and binding on and enforceable against such entity, and in full force and effect; (ii) each ACMP Material Contract to which such entity is a party will continue to be legal, valid and binding on and enforceable against such entity, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) such entity that is a party to each ACMP Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the ACMP Material Contract; and (iv) to the Knowledge of the ACMP Parties, no other party to any ACMP Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any ACMP Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the ACMP Material Contract.

SECTION 4.14 Employees and Employee Benefits.

(a) None of the employees of the ACMP Group Entities (collectively, the “ACMP Associated Employees”) are covered by a collective bargaining agreement or similar agreement or work rules or practices with any labor union, labor organization or employee organization. To the Knowledge of the ACMP Parties, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened. Except as would not, individually or in the aggregate, have an ACMP Material Adverse Effect, there are no facts or circumstances that have resulted or would reasonably be expected to result in a claim on behalf of an individual or a class for unlawful discrimination, unpaid overtime or any other violation of state or federal Laws relating to employment of the ACMP Associated Employees.

(b) Section 4.14(b) of the ACMP Disclosure Letter sets forth a complete and correct list of all material ACMP Benefit Plans. The ACMP Parties have made available to the WPZ Parties a true and complete copy, as applicable, of (i) each ACMP Benefit Plan (or, if not written, a written summary of its material terms), (ii) the most recent annual report filed with respect to each ACMP Benefit Plan required to make such a filing, (iii) the most recent summary plan description for each ACMP Benefit Plan for which a summary plan description is required by applicable Law, (iv) the most recently received IRS determination or opinion letter, if any, with respect to any ACMP Benefit Plan that is intended to qualify under Section 401(a) of the Code, and (v) the most recently prepared actuarial report and financial statements, if any, relating to such ACMP Benefit Plan.

(c) Except as would not, individually or in the aggregate, have an ACMP Material Adverse Effect, (i) each ACMP Benefit Plan that is intended to be qualified under Section 401(a) of the Code is and has been so qualified, and (ii) each ACMP Benefit Plan is and has been operated and maintained in compliance with its terms and the provisions of all applicable Laws, rules and regulations, including, without limitation, ERISA and the Code.

(d) Except as would not, individually or in the aggregate, have an ACMP Material Adverse Effect, no ACMP Benefit Plan is, and none of the ACMP Group Entities has maintained within the last six years or had any obligation to contribute within the past six years to or incurred any liability (contingent or otherwise) within the past six years with respect to any pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code or any “multiemployer plan” within the meaning of Section 3(37) of ERISA, other any Employee Benefit Plan maintained or contributed to by any member of the WPZ Aggregated Group (other than the ACMP Group Entities).

(e) Except as would not result in any material liability to the ACMP Group Entities, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any subsequent employment-related event) result in any payment becoming due, result in the acceleration of the time of payment or vesting of any such benefits, result in the incurrence or acceleration of any other obligation related to the ACMP Benefit Plans or to any current or former ACMP Associated Employee.

(f) No action is pending or, to the Knowledge of the ACMP Parties, threatened against, by or on behalf of any ACMP Benefit Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course) that would have an ACMP Material Adverse Effect. No ACMP Benefit Plan and none of the ACMP Parties with respect to any ACMP Benefit Plan is the subject of an audit or investigation by the IRS, the

Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority, nor is any such audit or investigation pending or, to the Knowledge of the ACMP Parties, threatened that would have an ACMP Material Adverse Effect. None of the assets of any ACMP Group Entity is, or may reasonably be expected to become, the subject of any Lien arising under ERISA or the Code that would have an ACMP Material Adverse Effect.

(g) All costs and liabilities associated with ACMP Associated Employees and any former employees who have provided services with respect to the assets of the ACMP Group Entities have been allocated in good faith among the ACMP Group Entities.

(h) Except as would not have an ACMP Material Adverse Effect, no ACMP Benefit Plan is subject to the Laws of any jurisdiction outside of the United States or provides compensation or benefits to any current ACMP Associated Employee who provides services in any jurisdiction outside of the United States.

SECTION 4.15 Labor Matters.

(a) There is no labor strike, or other material labor dispute, slowdown or stoppage pending or, to the Knowledge of the ACMP Parties, threatened against the ACMP Group Entities with respect to any ACMP Associated Employee, and the ACMP Group Entities have not experienced any such labor strike or material labor dispute, slowdown or stoppage during the past three years.

(b) With respect to current, former and prospective ACMP Associated Employees, except as would not, individually or in the aggregate, have an ACMP Material Adverse Effect, the ACMP Group Entities are in compliance with all applicable Laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters.

SECTION 4.16 Transactions with Affiliates. Except (a) as otherwise contemplated in this Agreement, (b) for the Governing Documents of the ACMP Group Entities and their Affiliates, and (c) as set forth in the ACMP Material Contracts List, none of the ACMP Group Entities is party to, and immediately after Closing will be party to, any agreement, contract or arrangement between such ACMP Group Entity, on the one hand, and any of its Affiliates, on the other hand, other than (a) those entered into in the ordinary course of business relating to the provision of natural gas, NGLs, olefins, and/or crude oil gathering, treating, processing, fractionation, cracking, transportation and storage services, as well as marketing services related to such commodities, or for purchases of fuel, system requirements or feedstock, or the purchase and sale of NGLs, olefins or crude oil, in each case, on commercially reasonable terms, and (b) those entered into for purposes of hedging future anticipated purchases or sales of commodities.

SECTION 4.17 Insurance. Except as would not, individually or in the aggregate, have an ACMP Material Adverse Effect, (a) the businesses and assets of the ACMP Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the natural gas gathering, processing, treating, transportation and storage industries and NGL marketing industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the ACMP Parties other than in the ordinary course of business.

SECTION 4.18 Intellectual Property Rights. Each of the ACMP Group Entities owns or has the valid right to use all Intellectual Property necessary for or used in the conduct of its business as currently conducted and as currently proposed to be conducted, and their products and services do not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party, except as would not, individually or in the aggregate, have an ACMP Material Adverse Effect. All Intellectual Property owned by the ACMP Group Entities is free and clear of all Liens (other than Permitted Liens). Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to change the terms and conditions of use of the Intellectual Property or cause or declare, a breach or termination of, or cancellation or reduction in rights of any of the ACMP Group Entities under any contract providing for the license of any Intellectual Property to any of the ACMP Group Entities, except for any such terminations, cancellations or reductions that would not, individually or in the aggregate, have an ACMP Material Adverse Effect. There is no Intellectual Property-related Proceeding, notice or complaint pending or threatened, by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to the businesses, assets or operations of any of the ACMP Group Entities, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation, or violation of any Intellectual Property of any third party, or unfair competition or trade practices by any of the ACMP Group Entities. Except as would not, individually or in the aggregate, have an ACMP Material Adverse Effect, each of the ACMP Group Entities have taken reasonable measures, consistent with industry standards, to protect the confidentiality of all material trade secrets.

SECTION 4.19 Condition of Assets. Except as would not, individually or in the aggregate, have an ACMP Material Adverse Effect, the assets of the ACMP Group Entities have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used.

SECTION 4.20 Investment Company Act. None of the ACMP Group Entities is, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

SECTION 4.21 Brokerage Arrangements. Except for ACMP’s obligations to Evercore Group L.L.C., the fees and expenses of which will be paid by ACMP, none of the ACMP Parties has entered (directly or indirectly) into any agreement with any Person that would obligate the ACMP Parties to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

SECTION 4.22 State Takeover Laws. ACMP has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, any potentially applicable state takeover Laws and any applicable takeover provision of the ACMP Partnership Agreement or other Governing Documents of ACMP.

SECTION 4.23 Opinion of Financial Advisor. The ACMP Conflicts Committee and the ACMP Board have received the opinion of Evercore Partners, dated as of the Execution Date, to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be paid by ACMP pursuant to this Agreement, together with the ACMP Common Units issued pursuant to the Pre-Merger Unit Split, is fair, from a financial point of view, to the Holders of ACMP Common Units other than the parties to this Agreement and any affiliates thereof including, without limitation, ACMP General Partner, WPZ General Partner or Williams.

SECTION 4.24 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of ACMP specifically for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, ACMP makes no representation or warranty with respect to information supplied by or on behalf of Williams or WPZ for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 4.25 Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE ACMP PARTIES IN THIS AGREEMENT, THE ACMP PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THEIR ASSETS INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THEIR ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THEIR ASSETS, (B) THE INCOME TO BE DERIVED FROM THEIR ASSETS, (C) THE SUITABILITY OF THEIR ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THEIR ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THEIR ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, NEITHER THE ACMP PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ACMP PARTIES, THEIR BUSINESSES OR THEIR ASSETS FURNISHED BY ANY AGENT,

EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 4.25 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE ACMP GROUP ENTITIES, THEIR BUSINESSES OR THEIR ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

ARTICLE V

ADDITIONAL AGREEMENTS, COVENANTS,

RIGHTS AND OBLIGATIONS

SECTION 5.1 Conduct of Parties.

(a) From the Execution Date until the Closing Date, neither WPZ nor ACMP shall, nor shall it cause any of its Subsidiaries to, take any action prohibited by this Agreement or fail to take any action required by this Agreement that, in either case, would be reasonably likely to materially delay the consummation of the Merger or result in the failure of a condition to closing pursuant to Article VI.

(b) Without limiting the generality of Section 5.1(a), except (1) as otherwise contemplated by this Agreement, (2) as otherwise required by applicable Law, or (3) as set forth in Section 5.1(b) of the WPZ Disclosure Letter or in Section 5.1(b) of the ACMP Disclosure Letter, each of WPZ and ACMP will not, and agrees that it will cause its Subsidiaries not to, during the period from the Execution Date until the Effective Time, in each case without the prior written consent of WPZ (with respect to actions to be taken by ACMP or the ACMP Subsidiaries) or ACMP (with respect to actions to be taken by WPZ or the WPZ Subsidiaries) (which consent will not be unreasonably withheld, delayed or conditioned):

(i) make any material change in the nature of its business and operations;

(ii) make any change in its Governing Documents (other than, in the case of ACMP, the ACMP Partnership Agreement Amendment and any change necessary to effect the Pre-Merger Unit Split) as in effect on the Execution Date in any manner that would reasonably be expected to (A) prohibit or materially impede or delay the Merger or the consummation of the other transactions contemplated by this Agreement, or (B) adversely affect in a material way the rights of holders of its securities or the securities of any other party hereto;

(iii) grant any awards consisting of WPZ Common Units, ACMP Common Units or other equity interests of WPZ or ACMP under any equity-based, bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan, other than (A) in the ordinary course of business consistent with past practice, (B) as retention incentives, or (C) the payment of bonuses in the form of equity-based awards;

(iv) issue, deliver or sell any equity securities, or Rights to acquire equity securities, of ACMP or WPZ for cash or in connection with an acquisition in excess of $250,000,000 in the aggregate per calendar quarter (based on the market price of the securities at the time of issuance) for each of ACMP and WPZ; provided, however, that this clause (iv) shall not restrict or limit the ability of any party to (A) make equity grants to its employees, officers and directors pursuant to its employee benefit plans or as permitted by clause (iii), or (B) make any distributions permitted by clause (v); provided further, however, that nothing in this clause (iv) shall be deemed to restrict the vesting and/or payment, or the acceleration of the vesting and/or payment, of any awards consisting of WPZ Common Units, ACMP Common Units or other equity awards in accordance with the terms of any existing equity-based, bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan (including, without limitation, in connection with any equity award holder’s termination of service);

(v) except for distributions to the holders of limited partnership units consistent with past or previously announced (prior to the Execution Date) practices (including distributions in respect of the ACMP Class B Units and the WPZ Class D Units in accordance with their terms), the Pre-Merger Unit Split, the proportionate distribution on the general partner interests and payments under incentive distribution rights, or any distributions from the ACMP Subsidiaries to ACMP or another ACMP Subsidiary, or from the WPZ Subsidiaries to WPZ or another WPZ Subsidiary, as appropriate, (A) declare, set aside or pay any distributions in respect of its equity securities or Rights, or (B) split, combine or reclassify any of its equity securities or Rights; provided that, in the case of distributions in respect of equity securities, consent to such distributions shall not be unreasonably withheld, delayed or conditioned;

(vi) settle any claims, demands, lawsuits or Proceedings seeking damages or an injunction or other equitable relief where such settlements would, in the aggregate, have a WPZ Material Adverse Effect or an ACMP Material Adverse Effect, as applicable;

(vii) recommend, propose, announce, adopt or vote to adopt a plan of complete or partial dissolution or liquidation, in each case, that would (A) prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement or (B) adversely affect in a material way the rights of holders of the securities of any party hereto;

(viii) make any material change in its tax methods, principles or elections that would reasonably be expected to materially adversely affect the ability of Andrews Kurth LLP or Latham & Watkins LLP to deliver its tax opinion at Closing pursuant to Section 6.2(b) or 6.3(b), respectively; or

(ix) agree to commit to do any of the foregoing.

(c) From the Execution Date until the Closing Date, each of ACMP and WPZ shall, and shall cause its Subsidiaries to, promptly notify the other party in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied at the Effective Time, and (ii) any material breach by the notifying party of any covenant, obligation, or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.1(c) shall not limit or otherwise affect the remedies available hereunder to the notified party.

SECTION 5.2 Access to Information; Confidentiality. Subject to applicable Laws, upon reasonable notice, each Party Group shall (and shall cause the members of such Party Group to) afford the officers, employees, counsel, accountants and other representatives and advisors of the requesting Party Group reasonable access, during normal business hours from the Execution Date until the Closing Date, to its properties, books, contracts and records as well as to their management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the disclosing Party Group and the members of its Party Group. The disclosing Party Group shall not be responsible to the requesting Party Group for personal injuries sustained by the requesting Party Group’s officers, employees, counsel, accountants and other representatives and advisors in connection with the access provided pursuant to this Section 5.2, and shall be indemnified and held harmless by the requesting Party Group for any losses suffered by the disclosing Party Group or its officers, employees or representatives in connection with any such personal injuries. Subject to applicable Laws, during such period, each Party Group shall (and shall cause the members of such Party Group to) furnish promptly to the other Party Group (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of Federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Entity thereunder), as applicable (other than documents which such Party Group is not permitted to disclose under applicable Laws) and (ii) all information concerning the disclosing Party Group’s business, properties and personnel as the requesting Party Group may reasonably request, including all information relating to environmental matters. Notwithstanding the foregoing, a Party Group shall have no obligation to disclose or provide access to any information the disclosure of which such Party Group has concluded may jeopardize any privilege available to such Party Group relating to such information or would be in violation of a confidentiality obligation binding on such Party Group. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of June 18, 2014 between ACMP and WPZ (as it may be amended from time to time, the “Confidentiality Agreement”), each party shall hold information received from the other party pursuant to this Section 5.2 in confidence in accordance with the terms of the Confidentiality Agreement.

SECTION 5.3 Certain Filings.

(a) As promptly as practicable following the Execution Date (i) each of the WPZ Parties and the ACMP Parties agrees to cooperate in the preparation of the Registration Statement (including the Consent Statement/Prospectus constituting a part thereof and to be distributed to the Holders of WPZ Common Units in connection with the Written Consent (the “Consent Statement/Prospectus”)), (ii) ACMP shall use its commercially reasonable efforts to cause the ACMP Common Units to be issued in the Merger to be approved for listing on the NYSE (subject, if applicable, to notice of issuance) prior to the Effective Time, and (iii) the parties hereto shall make all required filings under applicable state securities and “blue sky” Laws, provided, however, that no such filings shall be required in any jurisdiction where, as a result thereof, ACMP would become subject to general service of process or to taxation or qualification to do business as a foreign partnership doing business in such jurisdiction solely as a result of such filing. ACMP agrees to file the Registration Statement with the SEC as promptly as reasonably practicable. Each of ACMP and WPZ agrees to use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. Each of ACMP and WPZ agrees to furnish to the other party all information concerning the ACMP Group Entities or the WPZ Group Entities, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing. No filing of the Registration Statement will be made by ACMP, and no filing of the Consent Statement/Prospectus will be made by ACMP or WPZ, in each case without providing the other party a reasonable opportunity to review and comment thereon.

(b) Each of the ACMP Parties and the WPZ Parties agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Consent Statement/Prospectus and any amendment or supplement thereto will, at the date the Consent Statement/Prospectus is mailed to the Holders of WPZ Common Units, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the ACMP Parties and the WPZ Parties further agrees that, if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement or the Consent Statement/Prospectus to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement or Consent Statement/Prospectus. No amendment or supplement to the Registration Statement will be made by ACMP, and no amendment or supplement to the Consent Statement/Prospectus will be made by ACMP or WPZ, in each case without providing the other party a reasonable opportunity to review and comment thereon.

(c) Each of WPZ and ACMP shall (1) promptly notify the other of receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and (2) promptly supply the other with copies of all correspondence between WPZ or any of its representatives, or ACMP or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other applicable government official, on the other hand, with respect thereto. ACMP and WPZ shall use their respective commercially reasonable efforts to respond to any comments of the SEC or its staff with respect to the Consent Statement/Prospectus or the Registration Statement as promptly as practicable.

(d) WPZ General Partner shall distribute to the Holders of WPZ Units the Consent Statement/Prospectus, which shall include a form of consent that may be executed by Holders of WPZ Units in connection with the Written Consent, as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

SECTION 5.4 Commercially Reasonable Efforts; Further Assurances. From and after the Execution Date, upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and (ii) defend any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, including the Merger and the GP Merger. Without limiting the foregoing but subject to the other terms of this Agreement, the parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by this Agreement.

SECTION 5.5 No Public Announcement. On the Execution Date, ACMP and WPZ shall issue a joint press release with respect to the execution of this Agreement, the Merger and the GP Merger, which press release shall be reasonably satisfactory to ACMP General Partner and WPZ General Partner. From and after the Execution Date, neither WPZ nor ACMP shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated by this Agreement (to the extent not previously issued or made in accordance with this Agreement) (other than public announcements at industry road shows and conferences or as may be required by applicable Law or by obligations pursuant to any listing agreement with the NYSE, in which event the party making the public announcement or press release shall, to the extent practicable, notify ACMP General Partner and WPZ General Partner in advance of such public announcement or press release) without the prior approval of ACMP General Partner and WPZ General Partner, which approval shall not be unreasonably withheld, delayed or conditioned.

SECTION 5.6 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the party hereto incurring such expenses, except that ACMP and WPZ shall each pay for one-half of (a) any filing fees with respect to the Registration Statement and the Consent Statement/Prospectus and (b) the costs of printing and mailing of the Consent Statement/Prospectus.

SECTION 5.7 Regulatory Issues. WPZ and ACMP shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the Merger. Such cooperation shall include each of the parties hereto: (i) providing, in the case of oral communications with a Governmental Entity, advance notice of any such communication and, to the extent permitted by applicable Law, an opportunity for the other party to participate; (ii) providing, in the case of written communications, an opportunity for the other party to comment on any such communication and provide the other with a final copy of all such communications; and (iii) complying promptly with any request for information from a Governmental Entity (including an additional request for information and documentary material), unless directed not to do so by the other party hereto. All cooperation shall be conducted in such a manner so as to preserve all applicable privileges.

SECTION 5.8 Tax Matters.

(a) The ACMP Parties and the WPZ Parties shall, to the extent permissible by applicable Laws, treat the combined businesses of WPZ and ACMP as a single activity for purposes of Section 469 of the Code.

(b) The ACMP Parties and the WPZ Parties intend to take the position that for U.S. federal income tax purposes (and to the extent applicable, state or local income tax purposes):

(i) The Merger will constitute an “assets-over” partnership merger within the meaning of Treasury Regulations Section 1.708-1(c)(3)(i), with the resulting partnership being considered a continuation of WPZ pursuant to Treasury Regulations Section 1.708-1(c)(1).

(ii) The transactions contemplated by this Agreement shall cause a termination of ACMP pursuant to Treasury Regulations Section 1.708-1(c)(1). As a result, for U.S. federal income tax purposes, the taxable year of ACMP shall end on the date that includes the Effective Time and the ACMP Parties and the WPZ Parties shall take all actions permitted under applicable Laws to close the Tax periods of the subsidiaries of ACMP on such date.

(iii) Any Fractional Unit Payments made pursuant to Section 2.1(e) will be treated as distributions from WPZ.

SECTION 5.9 D&O Insurance.

(a) For a period of six years after the Effective Time, ACMP and ACMP General Partner shall, and shall cause the WPZ Group Entities to, honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) now existing in favor of the WPZ D&O Indemnified Parties as provided in the Governing Documents of any WPZ Group Entity, under applicable Delaware Law, or otherwise, and shall ensure that the Governing Documents of WPZ and WPZ General Partner (or their successor entities) shall, for a period of six years following the Effective Time, contain provisions substantially no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors, officers, employees and agents than are set forth in the Governing Documents of WPZ and WPZ General Partner as of the Execution Date. For a period of six years after the Effective Time, ACMP and the ACMP General Partner shall, and shall cause the ACMP Group Entities to, honor all rights to indemnification, advancement of expenses, elimination of liability, and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) now existing in favor of the ACMP D&O Indemnified Parties as provided in the Governing Documents of any ACMP Group Entity, under applicable Delaware Law, or otherwise, and shall ensure that the Governing Documents of ACMP and ACMP General Partner (or their successor entities) shall, for a period of six years following the Effective Time, contain provisions substantially no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors, officers, employees and agents than are set forth in the Governing Documents of ACMP and ACMP General Partner as of the Execution Date.

(b) For a period of six years after the Effective Time, ACMP shall maintain officers’ and directors’ liability insurance with a nationally reputable carrier covering each WPZ D&O Indemnified Party and ACMP D&O Indemnified Party who is or at any time prior to the Effective Time was covered by the existing officers’ and directors’ liability insurance applicable to the WPZ Group Entities and ACMP Group Entities, as applicable (“D&O Insurance”), on terms substantially no less advantageous to the WPZ D&O Indemnified Parties and the ACMP D&O Indemnified Parties, as applicable, than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other Proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided, however, that ACMP shall not be required to pay (i) an annual premium for the D&O Insurance for the WPZ D&O Indemnified Parties in excess of 300% of the current annual premium currently paid by the WPZ Group Entities for such insurance and (ii) an annual premium for the D&O Insurance for the ACMP D&O Indemnified Parties in excess of 300% of the current annual premium currently paid by the ACMP Group Entities for such insurance, but in each such case shall purchase as much of such coverage as possible for such applicable amount. ACMP shall have the right to cause such coverage to be extended under the applicable D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous to the WPZ D&O Indemnified Parties and the ACMP D&O Indemnified Parties, as applicable, than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.9.

(c) The provisions of this Section 5.9 shall survive the consummation of the Merger, the GP Merger and the other transactions contemplated by this Agreement for a period of six years and expressly are intended to benefit each of the WPZ D&O Indemnified Parties and ACMP D&O Indemnified Parties; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.9 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. The rights of any WPZ D&O Indemnified Party or ACMP D&O Indemnified Party under this Section 5.9 shall be in addition to any other rights such WPZ D&O Indemnified Party or ACMP D&O Indemnified Party, as applicable, may have under the Governing Documents of any WPZ Group Entity or any ACMP Group Entity or applicable Law.

(d) In the event ACMP or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, ACMP shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in this Section 5.9.

SECTION 5.10 Distributions. Between the Execution Date and the Effective Date, except with respect to the Pre-Merger Unit Split, the ACMP Parties and the WPZ Parties shall coordinate with each other regarding the declaration and payment of distributions in respect of the WPZ Common Units and the ACMP Common Units and the record and payment dates relating thereto, so that no Holder of WPZ Common Units shall receive two distributions, or fail to receive one distribution, for any single calendar quarter with respect to its applicable WPZ Common Units or ACMP Common Units received pursuant to the Merger in exchange therefor.

SECTION 5.11 Consent to Use of Financial Statements; Financing Cooperation. The WPZ Parties hereby consent to the ACMP Group Entities’ use of and reliance on any audited or unaudited financial statements, including the WPZ Financial Statements, relating to the WPZ Group Entities reasonably requested by the ACMP Parties to be used in any financing or other activities of the ACMP Parties, including any filings that the ACMP Parties desire to make with the SEC. In addition, the WPZ Parties will use commercially reasonable efforts, at the ACMP Parties’ sole cost and expense, to obtain the consents of Ernst & Young LLP (with respect to the consolidated financial statements of WPZ) and Deloitte & Touche LLP (with respect to the financial statements of Gulfstream Natural Gas System, L.L.C.) to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the Closing, the WPZ Parties will provide the ACMP Parties such information, and make available such personnel, as the ACMP Parties may reasonably request in order to assist any of the ACMP Group Entities in connection with financing activities, including any public offerings to be registered under the Securities Act or private offerings.

SECTION 5.12 WPZ Class D Units. Each of the WPZ Parties agrees to take all actions as may be required, if any, to convert each of the outstanding WPZ Class D Units into one WPZ Common Unit on or prior to the Closing Date (but in all events prior to the Effective Time) in accordance with the terms of the WPZ Partnership Agreement.

SECTION 5.13 Section 16 Matters. Prior to the Effective Time, the WPZ Board and the ACMP Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of WPZ Units (including derivative securities with respect to such WPZ Units) or acquisitions of ACMP Common Units (including derivative securities with respect to such ACMP Common Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to WPZ, or will become subject to such reporting requirements with respect to ACMP, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.14 Pre-Merger Unit Split. As promptly as practicable following the satisfaction of the conditions set forth in Section 6.1, Section 6.2 and Section 6.3 (other than (a) those conditions that by their nature are to be satisfied by actions taken at the Closing but which conditions would be satisfied if such date were the Closing Date and (b) the conditions set forth in Section 6.1(h)), ACMP General Partner shall cause ACMP to, subject to applicable Law, effect a subdivision of each ACMP Common Unit into 1.06152 ACMP Common Units and of each ACMP Class B Unit into 1.06152 ACMP Class B Units (subject to customary adjustments for any dividend, subdivision, reclassification, recapitalization, split, combination, exchange of units or similar event following the Execution Date) (such action, the “Pre-Merger Unit Split”), and set the record date and effective date for such Pre-Merger Unit Split; provided that each of the record date and effective date for such Pre-Merger Unit Split shall be one Business Day immediately prior to the Closing Date. On the effective date for such Pre-Merger Unit Split, ACMP shall (and ACMP General Partner shall cause ACMP to) irrevocably issue and transfer the ACMP Common Units and ACMP Class B Units for the Pre-Merger Unit Split to the relevant paying agent for the benefit of such Holders.

SECTION 5.15 Conflicts Committees. Prior to the Effective Time, none of the WPZ Group Entities or the ACMP Group Entities shall, without the consent of the WPZ Conflicts Committee or the ACMP Conflicts Committee, as applicable, eliminate the WPZ Conflicts Committee or the ACMP Conflicts Committee, or revoke or diminish the authority of the WPZ Conflicts Committee or the ACMP Conflicts Committee, or remove or cause the removal of any director of the WPZ Board or ACMP Board that is a member of the WPZ Conflicts Committee or the ACMP Conflicts Committee either as a member of such board or such committee without the affirmative vote of the members of the WPZ Board or ACMP Board, as applicable, including the affirmative vote of the other members of the applicable conflicts committee. For the avoidance of doubt, this Section 5.15 shall not apply to the filling in accordance with the provisions of the applicable Governing Documents of any vacancies caused by the death, incapacity or resignation of any director.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.1 Conditions to Each Party’s Obligations. The obligation of the parties hereto to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived (to the extent legally permissible) in writing, in whole or in part, as to a party by such other parties:

(a) Consent Statement. The Consent Statement/Prospectus shall have been cleared by the SEC and mailed to Holders of WPZ Common Units (in accordance with Regulation 14A of the Exchange Act) at least 20 Business Days prior to the Closing.

(b) Approvals. The parties hereto shall have received all governmental consents and approvals, the absence of which would, individually or in the aggregate, have a WPZ Material Adverse Effect or an ACMP Material Adverse Effect.

(c) Written Consent. The Written Consent shall have been obtained in accordance with applicable Law and filed with the minutes of proceedings of WPZ, and such

Written Consent shall not have been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 6.1(c) shall not imply that the Written Consent is permitted by the WPZ Partnership Agreement or applicable Law to be amended, modified or revoked following its execution by Holders of WPZ Units constituting a Unit Majority (as defined in the WPZ Partnership Agreement).

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

(e) NYSE Listing. The ACMP Common Units to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

(f) No Governmental Restraint. No order, decree or injunction of any Governmental Entity shall be in effect, and no Laws shall have been enacted or adopted, that enjoin, prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement, and no action, proceeding or investigation by any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transactions or to impose any material restrictions or requirements thereon or on the ACMP Parties or the WPZ Parties with respect thereto.

(g) Conversion of WPZ Class D Units. Each of the outstanding WPZ Class D Units shall have been converted into one WPZ Common Unit, and no WPZ Class D Units shall be outstanding.

(h) Pre-Merger Unit Split. The Pre-Merger Unit Split shall have become effective in accordance with Section 5.14. For purposes of this Section 6.1(h), the Pre-Merger Unit Split shall be deemed to have been made to Holders of ACMP Units at the time ACMP irrevocably issues and transfers the ACMP Common Units and ACMP Class B Units for the Pre-Merger Unit Split to the relevant paying agent for the benefit of such Holders.

(i) ACMP Partnership Agreement Amendment. The ACMP Partnership Agreement Amendment shall have been adopted and become effective in accordance with applicable Law and filed with the minutes of proceedings of ACMP.

SECTION 6.2 Conditions to the ACMP Parties’ Obligations. The obligation of the ACMP Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the ACMP Parties (in their sole discretion):

(a) Representations and Warranties; Performance. (i) The representations and warranties of the WPZ Parties set forth in (x) Section 3.1(a), Section 3.2, and Section 3.4(a) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (y) Article III (other than Section 3.1(a), Section 3.2, Section 3.4(a) and Section 3.9(a)) shall be true and correct (without regard to any materiality, “WPZ Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a WPZ Material Adverse Effect, (ii) the representation and warranty set forth in Section 3.9(a) shall be true and correct as of the Closing Date as if made on the date thereof, (iii) each of the WPZ Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “WPZ Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified, and (iv) ACMP General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of WPZ General Partner certifying to the matters set forth in this Section 6.2(a).

(b) Tax Opinion. The ACMP Parties shall have received an opinion of Latham & Watkins LLP or another nationally-recognized tax counsel dated as of the Closing Date in form and substance reasonably satisfactory to ACMP and a copy of which shall have been provided to WPZ to the effect that, for U.S. federal income tax purposes, (i) ACMP should not recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), (ii) no gain or loss should be recognized by Holders of ACMP Common Units as a result of the Merger (other than any gain resulting from (x) any decrease in partnership liabilities pursuant to Section 752 of the Code or (y) any liabilities incurred other than in the ordinary course of business of ACMP or an ACMP Subsidiary), and (iii) 90% or more of the gross income of ACMP for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available are from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the ACMP Parties and the WPZ Parties and any of their respective Affiliates as to such matters as such counsel may reasonably request.

SECTION 6.3 Conditions to the WPZ Parties’ Obligations. The obligation of the WPZ Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the WPZ Parties (in their sole discretion):

(a) Representations and Warranties; Performance. (i) The representations and warranties of the ACMP Parties set forth in (x) Section 4.1(a), Section 4.2, and Section 4.4(a) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (y) Article IV (other than Section 4.1(a), Section 4.2, Section 4.4(a) and Section 4.9(a)) shall be true and correct (without regard to any materiality, “ACMP Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in an ACMP Material Adverse Effect, (ii) the representation and warranty set forth in Section 4.9(a) shall be true and correct as of the Closing Date as if made on the date thereof, (iii) each of the ACMP Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “ACMP Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified and (iv) WPZ General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of ACMP General Partner certifying to the matters set forth in this Section 6.3(a).

(b) Tax Opinion. The WPZ Parties shall have received an opinion of Andrews Kurth LLP or another nationally-recognized tax counsel dated as of the Closing Date in form and substance reasonably satisfactory to WPZ and a copy of which shall have been provided to ACMP to the effect that, for U.S. federal income tax purposes, (i) WPZ should not recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), (ii) no gain or loss should be recognized as a result of the Merger by Holders of WPZ Common Units who are not Williams Parties (other than any gain resulting from (x) any Fractional Unit Payments, (y) the receipt of any non-pro rata Merger Consideration or (z) any decrease in partnership liabilities pursuant to Section 752 of the Code), and (iii) 90% or more of the combined gross income of WPZ and ACMP for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available are from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the WPZ Parties and the ACMP Parties and any of their respective Affiliates as to such matters as such counsel may reasonably request.

SECTION 6.4 Frustration of Conditions. None of parties to this Agreement may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to observe in any material respect any of its obligations under this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the parties hereto.

SECTION 7.2 Termination by WPZ or ACMP. At any time prior to the Effective Time, this Agreement may be terminated by WPZ or ACMP if:

(a) the Effective Time shall not have occurred on or before April 30, 2015 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to ACMP if the ACMP Parties fail to perform or observe in any material respect or to WPZ if the WPZ Parties fail to perform or observe in any material respect any of their respective obligations under this Agreement in any manner that shall have been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

(b) a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the Person seeking to terminate this Agreement pursuant to this Section 7.2(b) shall have complied with Section 5.3 and Section 5.4.

SECTION 7.3 Termination by WPZ. This Agreement may be terminated by WPZ at any time prior to the Effective Time if the ACMP Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the ACMP Parties set forth in this Agreement shall fail to be true), which breach or failure (a) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) (with or without the passage of time) and (b) is incapable of being cured, or is not cured, by the ACMP Parties prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 7.3 shall not be available to WPZ if, at such time, the condition set forth in Section 6.2(a) cannot be satisfied (with or without the passage of time).

SECTION 7.4 Termination by ACMP. This Agreement may be terminated by ACMP at any time prior to the Effective Time if the WPZ Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the WPZ Parties set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) (with or without the passage of time) and (ii) is incapable of being cured, or is not cured, by the ACMP Parties prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 7.4 shall not be available to ACMP if, at such time, the condition set forth in Section 6.3(a) cannot be satisfied (with or without the passage of time).

SECTION 7.5 Effect of Certain Terminations. In the event of termination of this Agreement pursuant to Article VII, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement, except for the last sentence of Section 5.2, Section 5.5, Section 5.6, Article VII and Article VIII, shall forthwith become null and void and there shall be no liability on the part of any party to this Agreement and all rights and obligations of the parties hereto under this Agreement shall terminate, except for the last sentence of Section 5.2 and the provisions of Section 5.5, Section 5.6, Article VII and Article VIII shall survive such termination; provided that nothing herein shall relieve any party hereto from any liability for any intentional or willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of a nonbreaching party under this Agreement in the case of such intentional or willful and material breach, at law or in equity, shall be preserved.

SECTION 7.6 Survival. None of the representations, warranties, agreements, covenants or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

SECTION 7.7 Enforcement of this Agreement. The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the parties hereto agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

SECTION 7.8 No Waiver Relating to Claims for Fraud/Willful Misconduct. The liability of any party under this Article VII shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or (b) willful misconduct. None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy that such party may have at law or equity based on any other party’s fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse that any such party may seek against another party with respect to a claim for fraud or willful misconduct.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by facsimile or e-mail, as follows; provided, that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to any of the WPZ Parties, addressed to:

Williams Partners L.P.

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention: Chief Executive Officer

Facsimile: (918) 573-4900

E-mail: alan.armstrong@williams.com

with a copy to (which shall not constitute notice):

Williams Partners L.P.

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention: General Counsel

Facsimile: (918) 573-3101

E-mail: craig.rainey@williams.com

The Williams Companies, Inc.

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention: General Counsel

Facsimile: (918) 573-3101

E-mail: craig.rainey@williams.com

Gibson, Dunn & Crutcher LLP

1801 California Street, Suite 4200

Denver, CO 80202

Attention: Steven K. Talley

       Eduardo Gallardo

Facsimile: (303) 313-2840

       (212) 351-5245

E-mail: stalley@gibsondunn.com

  egallardo@gibsondunn.com

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: Joshua Davidson

      Tull R. Florey

Facsimile: (713) 229-2727

E-mail: joshua.davidson@bakerbotts.com

  tull.florey@bakerbotts.com

If to any of the ACMP Parties, addressed to:

Access Midstream Partners, L.P.

525 Central Park Drive

Oklahoma City, Oklahoma 73105

Attention: Chief Executive Officer

Facsimile: (405) 727-3727

E-mail: mike.stice@accessmidstream.com

with a copy to (which shall not constitute notice):

Access Midstream Partners, L.P.

525 Central Park Drive

Oklahoma City, Oklahoma 73105

Attention: General Counsel

Facsimile: (405) 727-3372

E-mail: regina.gregory@accessmidstream.com

The Williams Companies, Inc.

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention: General Counsel

Facsimile: (918) 573-3101

E-mail: craig.rainey@williams.com

Gibson, Dunn & Crutcher LLP

1801 California Street, Suite 4200

Denver, CO 80202

Attention: Steven K. Talley

       Eduardo Gallardo

Facsimile: (303) 313-2840

       (212) 351-5245

E-mail: stalley@gibsondunn.com

  egallardo@gibsondunn.com

Latham & Watkins LLP

811 Main Street

Suite 3700

Houston, TX 77002

Attention: Ryan J. Maierson

Facsimile: (713) 546-5401

E-mail: Ryan.Maierson@lw.com

Richards, Layton & Finger, P.A.

One Rodney Square

920 N. King St.

Wilmington, Delaware 19801

Attention: Srinivas M. Raju

Facsimile: (302) 498-7748

E-mail: Raju@rlf.com

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by facsimile or e-mail shall be effective upon written confirmation of receipt by facsimile, e-mail or otherwise. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

SECTION 8.2 Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law. Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (a) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b) subject to service of process in the State of Delaware. Each party hereto hereby irrevocably and unconditionally (i) consents and submits to the exclusive personal jurisdiction and venue of the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept jurisdiction over any matter, any federal or state court located in the State of Delaware) (the “Delaware Courts”) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum, (c) acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement, and (d) agrees to service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.1 or in any manner prescribed by the Laws of the State of Delaware.

SECTION 8.3 Entire Agreement; Amendments and Waivers. This Agreement, the Support Agreement, the Confidentiality Agreement and the exhibits and schedules hereto and thereto constitute the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Articles III and IV), (a) the parties acknowledge and agree that neither the WPZ Group Entities nor any other Person has made, and the ACMP Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the WPZ Group Entities or as to the accuracy or completeness of any information regarding any WPZ Group Entity furnished or made available to any ACMP Group Entity, (b) the parties hereto acknowledge and agree that, except as set forth in this Agreement, neither the ACMP Group Entities nor any other Person has made, and the WPZ Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the ACMP Group Entities or as to the accuracy or completeness of any information regarding any ACMP Group Entity furnished or made available to any WPZ Group Entity, and (c) the WPZ Parties and the ACMP Parties shall not have or be subject to any liability to any ACMP Group Entity or any other Person or any WPZ Group Entity or any other Person, as applicable, or any other remedy in connection herewith, based upon the distribution to any ACMP Group Entity or any WPZ Group Entity of, or any ACMP Group Entity’s or any WPZ Group Entity’s use of or reliance on, any such information or any information, documents or material made available to the ACMP Group Parties or WPZ Group Parties, as applicable, in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby. Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) waived in writing by the party benefited by the provision or (b) amended or modified at any time by an agreement in writing by the parties hereto; provided, however, that, in addition to any other approvals required by the parties’ constituent documents or under this Agreement, the foregoing waivers, amendments or modifications in clauses (a) and (b) are approved by, in the case of waivers, amendments or modifications by any ACMP Party or the ACMP Board, the ACMP Conflicts Committee and, in the case of waivers, amendments or modifications by any WPZ Party or the WPZ Board, the WPZ Conflicts Committee. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties hereto. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

SECTION 8.4 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except (i) as provided in Section 5.9 and (ii) for the right of the Holders of WPZ Units to receive the Merger Consideration (including any Fractional Unit Payment) after the Closing (a claim by the Holders of WPZ Units with respect to which may not be made unless and until the Closing shall have occurred). No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

SECTION 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any matter materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

SECTION 8.6 Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

[The remainder of this page is blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

ACCESS MIDSTREAM PARTNERS, L.P.,

By:	Access Midstream Partners GP, L.L.C., its general partner

By:	/s/ J. Mike Stice
Name:	J. Mike Stice
Title:	CEO

ACCESS MIDSTREAM PARTNERS GP, L.L.C.,

By:	/s/ J. Mike Stice
Name:	J. Mike Stice
Title:	CEO

VHMS LLC,

By:	Access Midstream Partners, L.P., its sole member

By:	Access Midstream Partners GP, L.L.C., its general partner

By:	/s/ J. Mike Stice
Name:	J. Mike Stice
Title:	CEO

WILLIAMS PARTNERS L.P.,

By:	Williams Partners GP LLC, its general partner

By:	/s/ Donald R. Chappel
Name:	Donald R. Chappel
Title:	Chief Financial Officer

WILLIAMS PARTNERS GP LLC,

By:	/s/ Donald R. Chappel
Name:	Donald R. Chappel
Title:	Chief Financial Officer

Agreement and Plan of Merger

EXHIBIT A

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

WILLIAMS PARTNERS L.P.

This Second Amended and Restated Agreement of Limited Partnership (as it may be amended, supplemented or restated from time to time, the “Agreement”) of Williams Partners L.P. (the “Partnership”) dated as of [            ], [        ] and effective as of the Effective Time (as defined below), is entered into by and between [New General Partner], a Delaware limited liability company, as the general partner (the “General Partner”), and Access Midstream Partners, L.P., a Delaware limited partnership, as the sole limited partner (the “Limited Partner”).

WHEREAS, on February 23, 2005, Williams Partners GP LLC, a Delaware limited liability company (“WPGP”), formed the Partnership pursuant to and in accordance with the Delaware Revised United Limited Partnership Act, as amended from time to time (the “Act”).

WHEREAS, on August 23, 2005, WPGP, as the general partner, and each of Williams Energy Services, LLC, a Delaware limited liability company (“WP ES”), Williams Energy, L.L.C., a Delaware limited liability company (“WP Energy”), Williams Discovery Pipeline, LLC, a Delaware limited liability company (“WP Discovery”), and Williams Partners Holdings, a Delaware limited liability company (“WP Holdings”), as limited partners, amended and restated the original Agreement of Limited Partnership of the Partnership (as amended and restated, the “Amended and Restated Agreement of Limited Partnership”).

WHEREAS, on August 7, 2006, WPGP amended the Amended and Restated Agreement of Limited Partnership of the Partnership (“Amendment No. 1”), pursuant to authority granted to WPGP in Article 13 of the Amended and Restated Agreement of Limited Partnership.

WHEREAS, on August 23, 2006, WPGP amended the Amended and Restated Agreement of Limited Partnership of the Partnership (“Amendment No. 2”), pursuant to authority granted to WPGP in Article 13 of the Amended and Restated Agreement of Limited Partnership.

WHEREAS, on December 13, 2006, WPGP amended the Amended and Restated Agreement of Limited Partnership of the Partnership (“Amendment No. 3”), pursuant to authority granted to WPGP in Article 13 of the Amended and Restated Agreement of Limited Partnership.

WHEREAS, on August 15, 2008, WPGP amended the Amended and Restated Agreement of Limited Partnership of the Partnership (“Amendment No. 4”), pursuant to authority granted to WPGP in Article 13 of the Amended and Restated Agreement of Limited Partnership.

WHEREAS, on April 16, 2009, WPGP amended the Amended and Restated Agreement of Limited Partnership of the Partnership (“Amendment No. 5”), pursuant to authority granted to WPGP in Article 13 of the Amended and Restated Agreement of Limited Partnership.

WHEREAS, on February 17, 2010, WPGP amended the Amended and Restated Agreement of Limited Partnership of the Partnership (“Amendment No. 6”), pursuant to authority granted to WPGP in Article 13 of the Amended and Restated Agreement of Limited Partnership.

WHEREAS, on November 17, 2010, WPGP amended the Amended and Restated Agreement of Limited Partnership of the Partnership (“Amendment No. 7”), pursuant to authority granted to WPGP in Article 13 of the Amended and Restated Agreement of Limited Partnership.

WHEREAS, on April 27, 2012, WPGP amended the Amended and Restated Agreement of Limited Partnership of the Partnership (“Amendment No. 8”), pursuant to authority granted to WPGP in Article 13 of the Amended and Restated Agreement of Limited Partnership.

WHEREAS, on November 5, 2012, WPGP amended the Amended and Restated Agreement of Limited Partnership of the Partnership (“Amendment No. 9”), pursuant to authority granted to WPGP in Article 13 of the Amended and Restated Agreement of Limited Partnership.

WHEREAS, on October 25, 2013, WPGP amended the Amended and Restated Agreement of Limited Partnership of the Partnership (“Amendment No. 10”), pursuant to authority granted to WPGP in Article 13 of the Amended and Restated Agreement of Limited Partnership.

WHEREAS, on February 28, 2014, WPGP amended the Amended and Restated Agreement of Limited Partnership of the Partnership (“Amendment No. 11”), pursuant to authority granted to WPGP in Article 13 of the Amended and Restated Agreement of Limited Partnership.

WHEREAS, the Partnership, WPGP, the Limited Partner, VHMS LLC, a Delaware limited liability company (“Merger Sub”), and Access Midstream Partners GP, L.L.C., a Delaware limited liability company (“ACMP GP”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of October 24, 2014, providing for, among other things, the merger of Merger Sub with and into the Partnership, the merger of WPGP into ACMP GP, the admission of the Limited Partner as a limited partner of the Partnership, all other limited partners of the Partnership simultaneously ceasing to be limited partners of the Partnership and the amendment and restatement of the Amended and Restated Agreement of Limited Partnership.

NOW, THEREFORE, pursuant to the Merger Agreement and the Amended and Restated Agreement of Limited Partnership, the General Partner and the Limited Partner do hereby amend and restate the Amended and Restated Agreement of Limited Partnership (as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, Amendment No. 9, Amendment No. 10 and Amendment No. 11) as follows, to be effective as of the Effective Time (as such term is defined in the Merger Agreement):

1. Name. The name of the limited partnership formed by the Partnership’s Certificate of Limited Partnership shall continue to be “Williams Partners L.P.”.

2. Purpose. The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office. The registered office of the Partnership in the State of Delaware is The Corporation Trust Company, 1209 N. Orange Street, Wilmington, New Castle County, Delaware 19801.

4. Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, 1209 N. Orange Street, Wilmington, New Castle County, Delaware 19801.

5. Partners. Effective as of the Effective Time, WPGP shall cease to be a general partner of the Partnership, the General Partner shall be and is hereby admitted as the sole general partner of the Partnership and the Partnership is hereby continued without dissolution. The names and the business, residence or mailing addresses of the General Partner and the Limited Partner (which is hereby and pursuant to the Merger Agreement admitted as the sole limited partner of the Partnership) are as follows:

General Partner:	[New General Partner] 525 Central Park Drive Oklahoma City, Oklahoma 73105

Limited Partner:	Access Midstream Partners, L.P. 525 Central Park Drive Oklahoma City, Oklahoma 73105

6. Powers. The Partnership shall be managed by the General Partner, and the powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware. Notwithstanding any other provisions of this Agreement, the General Partner is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other partner, including, but not limited to, any and all mergers, acquisitions or dissolution.

7. Dissolution. The Partnership shall dissolve, and its affairs shall be wound up if (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of a general partner has occurred under the Act unless there is a remaining general partner who is hereby authorized to, and does, carry on the business of the Partnership without dissolution or the business of the Partnership is continued without dissolution in accordance with the Act, (c) there are no limited partners of the Partnership unless the business of the Partnership is continued without dissolution in accordance with the Act, (d) an entry of a decree of judicial dissolution has occurred under § 17-802 of the Act or (e) the General Partner approves.

8. Partnership Interests. As of the date of this Agreement, the General Partner has a non-economic general partner interest in the Partnership, such interest granting the General Partner the exclusive right to manage and operate the Partnership in its capacity as General Partner. The Limited Partner has a limited partner interest in the Partnership which constitutes 100% of the aggregate partnership interest (as defined in the Act) of all partners in the Partnership.

9. Distributions. Distributions shall be made to the partners of the Partnership at the times and in the aggregate amounts determined by the General Partner. Such distributions shall be allocated among the partners of the Partnership in accordance with their percentage of partnership interests in the Partnership. Notwithstanding any other provision of this Agreement, neither the Partnership, nor the General Partner on behalf of the Partnership, shall be required to make a distribution to a partner of the Partnership on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.

10. Taxes. The General Partner shall prepare and timely file (on behalf of the Partnership) all state and local tax returns, if any, required to be filed by the Partnership. The Partnership and the partners acknowledge that for federal income tax purposes, the Partnership is intended to be disregarded as an entity separate from the partners of the Partnership.

11. Assignments.

(a) The Limited Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only if the Partnership will have a limited partner after such withdrawal. Upon the withdrawal of the Limited Partner, the Limited Partner shall receive any amount the Limited Partner contributed to the Partnership.

(b) The General Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership without the consent of the Limited Partner.

12. Withdrawal. Except to the extent set forth in Section 11, no right is given to any partner of the Partnership to withdraw from the Partnership.

13. Admission of Additional or Substitute Partners.

(a) One or more additional or substitute limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

(b) One or more additional or substitute general partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

14. Indemnification.

(a) As used in Sections 14, 15 and 16, the following terms shall have the following meanings respectively:

“Indemnitee” means (a) any Person (together with such Person’s heirs, executors and administrators) who is or was an officer or director of any WPZ Group Entity (as defined in the Merger Agreement) and (b) any Person (together with such Person’s heirs, executors and administrators) who is or was serving at the request of the Partnership as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

(b) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee, for acts or omissions occurring at or prior to the Effective Time; provided that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 14, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 14 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(c) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 14(b) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 14.

(d) The indemnification provided by this Section 14 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(e) The Partnership may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(f) For purposes of this Section 14, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 14(b); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(g) In no event may an Indemnitee subject the Limited Partner to personal liability by reason of the indemnification provisions set forth in this Agreement.

(h) An Indemnitee shall not be denied indemnification in whole or in part under this Section 14 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement or the Amended and Restated Agreement of Limited Partnership.

(i) The provisions of this Section 14 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(j) No amendment, modification or repeal of this Section 14 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 14 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

15. Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partner or a permitted assignee thereof that is admitted as a limited partner or any other Persons who have acquired equity interests in the Partnership or are otherwise bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) To the extent that, at law, in equity or otherwise, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the partners, and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership, any partner or any of their permitted assignees that are admitted as partners or any other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement.

(c) Any amendment, modification or repeal of this Section 15 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 15 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

16. Third-Party Beneficiaries. Each partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

17. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

18. Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

[New General Partner]

By:
Name:
Title:

LIMITED PARTNER:

Access Midstream Partners, L.P.

By:	Access Midstream Partners GP, L.L.C., its general partner

By:
Name:
Title:

[Signature Page to Second A&R Agreement of Limited Partnership of Williams Partners L.P.]

EXHIBIT B

AMENDMENT NO. 3 TO

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ACCESS MIDSTREAM PARTNERS, L.P.

This AMENDMENT NO. 3 (this “Amendment”) TO THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ACCESS MIDSTREAM PARTNERS, L.P., A DELAWARE LIMITED PARTNERSHIP (the “Partnership”), is dated as of [            ], [        ], by Access Midstream Partners GP, L.L.C., a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement (as defined below).

WHEREAS, the General Partner and the Limited Partners of the Partnership entered into that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of August 3, 2010, that certain Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 24, 2012, and that certain Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 20, 2012 (collectively, the “Partnership Agreement”);

WHEREAS, Section 13.2 of the Partnership Agreement provides that the General Partner and the holders of a Unit Majority may approve an amendment to the Partnership Agreement;

WHEREAS, the General Partner deems it to be in the best interest of the Partnership to effect this Amendment in order to make such amendments as are provided herein and has approved this Amendment; and

WHEREAS, the holders of a Unit Majority have approved this Amendment by written consent in accordance with Sections 13.2 and 13.11 of the Partnership Agreement.

NOW, THEREFORE, the General Partner and the Limited Partners of the Partnership do hereby amend the Partnership Agreement as follows:

A. Amendment. The Partnership Agreement is hereby amended as follows:

1. Section 1.1 is hereby amended to add the following definitions:

“2014 Merger Agreement” means the Agreement and Plan of Merger, dated as of October 24, 2014 by and among the Partnership, the General Partner, VHMS LLC, WPZ, and Williams Partners GP LLC, as may be amended.

“Pre-Merger Unit Split” means the subdivision pursuant to Section 5.9 of each Common Unit into 1.06152 Common Units and of each Convertible Class B Unit into 1.06152 Convertible Class B Units as contemplated by Section 5.14 of the 2014 Merger Agreement.

“WPZ” means Williams Partners L.P., a Delaware limited partnership.

“WPZ Available Cash Amount” means an amount equal to the Available Cash (as defined in the WPZ Partnership Agreement) of the WPZ Group immediately prior to Closing (as defined in the 2014 Merger Agreement) of the WPZ Merger.

“WPZ Group” means WPZ and its Subsidiaries treated as a single consolidated entity.

“WPZ Merger” means the merger of VHMS LLC with and into WPZ, with WPZ as the sole surviving entity, pursuant to the 2014 Merger Agreement.

“WPZ Operating Surplus Amount” means, beginning with the Quarter in which the WPZ Merger is consummated (or the Quarter immediately preceding the consummation of the WPZ Merger, if the WPZ Merger is consummated prior to the date of determination of Available Cash with respect to such Quarter), an amount equal to the Operating Surplus (as defined in the WPZ Partnership Agreement) less cumulative distributions of Available Cash to Partners (as defined in the WPZ Partnership Agreement) from Operating Surplus (as defined in the WPZ Partnership Agreement) of the WPZ Group immediately prior to Closing (as defined in the 2014 Merger Agreement) of the WPZ Merger.

“WPZ Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership, dated as of August 23, 2005, as amended, of WPZ, as in effect immediately prior to the consummation of the WPZ Merger.

2. Section 1.1 is hereby amended, effective as of the Effective Time (as defined in the 2014 Merger Agreement) of the WPZ Merger, to add the following to paragraph (a) of the definition of “Operating Surplus” immediately after clause (iv) and immediately prior to the word “less”:

“and (v) the WPZ Operating Surplus Amount,”

3. Section 1.1 is hereby amended, effective as of the Effective Time of the WPZ Merger, to add the following sentence to the end of the definition of “Available Cash”:

“For the avoidance of doubt, if the WPZ Merger is consummated prior to the date of determination of Available Cash with respect to the Quarter immediately preceding the consummation of the WPZ Merger, the cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter shall include the WPZ Available Cash Amount.”

4. Article VI is hereby amended to add a new Section 6.12 as follows:

Section 6.12 Special Provisions Relating to the Pre-Merger Unit Split and the WPZ Merger. Pursuant to Section 5.14 of the 2014 Merger Agreement, the Pre-Merger Unit Split shall become effective one Business Day prior to the Closing Date (as defined in the 2014 Merger Agreement) of the WPZ Merger. Notwithstanding anything contained in this Agreement to the contrary, the adjustments required pursuant to the first sentence of Section 6.6(a) in connection with, or as a result of, the Pre-Merger Unit Split shall be made only if the Effective Time of the WPZ Merger shall not have occurred and the 2014

2

Merger Agreement is terminated. The General Partner shall be permitted to make any amendments or modifications to the books and records of the Partnership that may be necessary or appropriate to reflect the Operating Surplus, Available Cash and other current or historical metrics of the WPZ Group as of immediately prior to Closing (as defined in the 2014 Merger Agreement) of the WPZ Merger in calculating allocations and distributions to Partners following the Closing (as defined in the 2014 Merger Agreement) of the WPZ Merger.

5. Section 8.1 is hereby amended by inserting “, including in connection with the WPZ Merger” at the end of the last sentence thereof.

B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

C. Effective Date. This Amendment shall become effective on the date that the Pre-Merger Unit Split becomes effective, provided that the amendments set forth in Sections 2 and 3 above shall not become effective until the Effective Time of the WPZ Merger.

D. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

E. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[Signatures on following page.]

3

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

ACCESS MIDSTREAM PARTNERS GP, L.L.C.

By:
Name:
Title:

[Signature Page to Amendment No. 3 to First Amended and Restated Agreement of Limited Partnership of Access Midstream Partners, L.P.]